Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

NATIONAL HEALTH INDUSTRIES, INC.,

ALMOST FAMILY, INC.,

BRACOR, INC.

and

THE SHAREHOLDERS OF

BRACOR, INC.

dated as of

February 24, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF SHARES		14

2.1	Basic Transaction	14

2.2	Purchase Price	14

2.3	Pre-Closing Adjustments	15

2.4	Payments at Closing	15

2.5	Post-Closing Adjustments to the Preliminary Purchase Price	16

2.6	Closing	17

2.7	Deliveries at Closing	18

2.8	Accounting Procedures	18

2.9	Escrow	19

2.10	Treatment of Company Options and Warrants	20

2.11	Retention Bonus Plan	21

2.12	Sale of Ohio Home Health Agencies	21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS		21

3.1	Organization	22

3.2	Authorization of Transaction	22

3.3	Non-Contravention	22

3.4	Ownership of Shares	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		23

4.1	Organization	23

4.2	Authorization of Transaction	23

4.3	Non-Contravention	23

4.4	Brokers’ Fees	23

4.5	Investment	23

4.6	Financial Ability to Perform	24

4.7	Investigation by Buyer	24

4.8	No Reliance	24

4.9	Litigation	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24

5.1	Organization, Qualification, Corporate Power and Authorization	24

5.2	Authorization of Transaction	25

5.3	Capitalization	25

5.4	Non-Contravention	25

5.5	Brokers’ Fees	25

5.6	Real Property	26

5.7	Subsidiaries	26

5.8	Financial Statements	27

5.9	Absence of Certain Changes and Events	27

5.10	Compliance with Laws	29

5.11	Undisclosed Liabilities	33

5.12	Permits	34

5.13	Environmental Matters	34

5.14	Taxes	34

5.15	Intellectual Property	36

5.16	Contracts	37

5.17	Insurance	38

5.18	Litigation	38

5.19	Labor Matters	38

5.20	Employee Benefits	39

5.21	Tangible Personal Property	42

5.22	Transactions with Certain Affiliates	42

5.23	Accounts Receivable	42

5.24	Worker’s Compensation	42

5.25	Full Disclosure	42

ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS		43

6.1	Cooperation; Regulatory Approvals	43

6.2	Access	43

6.3	Notification of Certain Matters	43

6.4	Operation of Business	44

6.5	Expenses	47

6.6	Confidentiality	47

6.7	No Public Announcement	48

6.8	Directors’ and Officers’ Indemnification	48

6.9	Employment Matters	49

6.10	Preservation of Books and Records	50

6.11	Insurance Coverage	50

6.12	Transfer Taxes	50

6.13	Further Assurances; Closing Conditions	50

6.14	No Solicitation of Other Bids	51

6.15	Tax Matters	51

6.16	Non-Competition and Non-Solicitation	53

6.17	Use of Corporate Name or Trade Name	54

6.18	No Exercise of Put Options	54

ARTICLE VII CONDITIONS PRECEDENT		54

7.1	Conditions to Obligation of Buyer	54

7.2	Conditions to Obligation of Sellers	57

7.3	Frustration of Closing Conditions	58

ARTICLE VIII REMEDIES		59

8.1	Survival of Representations, Warranties and Covenants	59

8.2	Claims Against Sellers	59

8.3	Claims Against Buyer	62

8.4	Matters Involving Third Party Claims	62

8.5	Matters Not Involving Third Party Claims	63

8.6	Limitations on Indemnification	63

8.7	Exclusive Remedy; Waiver of Certain Damages	66

8.8	Recourse from Escrow Fund	66

8.9	Adjustments to Final Purchase Price	66

8.10	Parent Guaranty	67

8.11	Effect of Investigation	67

8.12	Ohio SPA Transaction	68

ARTICLE IX TERMINATION		68

9.1	Termination of Agreement	68

9.2	Effect of Termination	69

ARTICLE X MISCELLANEOUS		69

10.1	No Third Party Beneficiaries	69

10.2	Entire Agreement	69

10.3	Succession and Assignment	70

10.4	Counterparts; Signatures	70

10.5	Headings	70

10.6	Notices	70

10.7	Governing Law	72

10.8	Amendments and Waivers	72

10.9	Severability	72

10.10	Construction	72

10.11	Incorporation of Exhibits and Schedules	72

10.12	Specific Performance	72

10.13	Disclosure Schedule	73

10.14	Sellers’ Representative	73

10.15	Counterparts	75

10.16	Public Statements	75

EXHIBITS AND SCHEDULES

Exhibit A	Sellers’ Closing Sale Proceeds*
Exhibit B	Preliminary Adjusted EBITDA Calculation
Exhibit C	Bonus Amount Recipients*
Exhibit D	Form of Escrow Agreement*
Exhibit E	Subordinated Notes*
Exhibit F	Working Capital Reference Statement*
Exhibit G	Payment to holders of Company Options*
Exhibit H	Payment to holders of Company Warrants*
Exhibit I	Pre-Closing Cooperation Matters*
Exhibit J	Form of Opinion Letter (from Summer Street)*
Exhibit K	Directors Fees Amount Recipients*
Exhibit L	Management Fees Amount Recipients*
Exhibit M	Guaranty Fees Amount Recipients*
Exhibit N	Retention Bonus Plan Terms and Recipients*
Exhibit O	List of Regulatory Approvals
Exhibit P	Form of Opinion Letter (from Brason Trust counsel)*

Disclosure Schedule — Exceptions to Representations and Warranties of Sellers and the Company and Certain Other Exceptions and Disclosures**

*The information scheduled at this Exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

**Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of February 24, 2015, is entered into by and among National Health Industries, Inc., a Kentucky corporation (“Buyer”), Almost Family, Inc., a Delaware corporation (“Parent”), Bracor, Inc., a New York corporation (the “Company”), and each of the Persons executing this Agreement as a Seller (each, a “Seller” and collectively, “Sellers”).  Each of Buyer, Parent, the Company and Sellers is referred to in this Agreement individually as a “Party” and together as the “Parties.”  Capitalized terms not otherwise defined in this Agreement have the meanings given to such terms in Article I.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the “Shares”) of the Company;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the Shares;

WHEREAS, Buyer is a wholly owned subsidiary of Parent, and Parent desires to guarantee certain obligations of Buyer under this Agreement.

WHEREAS, the Company operates its Ohio home health through BHC Services, Inc.;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Buyer, Parent and the Company entered into a Stock Purchase Agreement (the “Ohio SPA”) pursuant to which Buyer agreed to purchase all of the stock of BHC Services, Inc. from the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

“Accounting Firm” means Chiampou Travis Besaw & Kershner LLP, which is the accounting firm that has historically audited the Company Group’s Financial Statements.

“Accounting Policies and Principles” means GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company Group in the preparation of the Most Recent Audited Financial Statements.  But to the extent that the accounting principles, practices, procedures, policies and methods used and applied by the Company Group in the preparation of the Most Recent Audited Financial Statements are not in accordance with GAAP, then the applicable determination or preparation of financial information required by this Agreement shall be undertaken without regard to the accounting principles, practices, procedures, policies or methods that deviate from GAAP.

“Acquisition Date” means July 18, 2008, which is the date Sellers acquired the Business.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means the Branch Contribution to the Company Group’s net income before interest, income taxes, depreciation and amortization, determined in accordance with GAAP, and otherwise applied and calculated in a manner consistent with the Adjusted EBITDA calculation and protocols set forth on Exhibit B.  In determining the Branch Contribution, only those items historically charged to the Subsidiaries’ operation of their respective health care businesses shall be included in the calculation and any items historically charged to the Company (or “corporate”) shall be excluded from the calculation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Documents” means the agreements, documents, instruments and certificates contemplated by this Agreement to be executed in connection with the consummation of the transactions contemplated by this Agreement.

“Annualized EBITDA” means Adjusted EBITDA for the Calculation Period divided by the number of full months constituting the Calculation Period, with the resulting quotient multiplied by 12.  But to ensure its reliability, the period used for annualization shall be no less than the six-month period ending with the last full month prior to Closing.

“Balance Sheet Date” means December 31, 2013.

“Benefit Plans and Arrangements” is defined in Section 5.20(a).

“Bonus Amount” means the aggregate amount of (i) bonuses payable to those current or former Employees of the Company Group in the amounts set forth on Exhibit C, and arising out of or relating to the closing of the transactions contemplated by this Agreement, all of which shall be paid prior to or at Closing, which amount shall include, without limitation, all amounts payable pursuant to the Leadership Retention Plan referenced in the Sellers’ Disclosure Schedule, plus (ii) an amount equal to 50% of all amounts payable under the Retention Bonus Plan, plus (iii) any payroll, withholding or similar costs and expenses associated with items (i) and (ii) above.

“Branch Contribution” means the items of income and expense arising out of the Subsidiaries’ operation of their respective health care businesses.

“Business” means the business of operating home health agencies and licensed home care agencies in New York and Connecticut as currently conducted by the Company Group.

“Business Day” means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 7.2(e).

“Buyer’s Fundamental Representations” is defined in Section 8.1(a)(i).

“Buyer Indemnitees” is defined in Section 8.2.

“Buyer Losses” is defined in Section 8.2.

“Calculation Period” shall mean the period commencing on the first day of the first full month following execution of this Agreement (or if execution of this Agreement is executed on the first day of a month, then on such date) and ending on the last day of the last full month preceding the Closing Date.

“Cerner” is defined in Section 8.2(l).

“Claim for Indemnification” means a good faith written notice by Buyer Indemnitees or Seller Indemnitees asserting a claim for Losses under Article VIII delivered in accordance with Section 10.6.  Such notice shall provide, in reasonable detail: (i) a specific description of the Losses that the Indemnified Party has suffered, or is reasonably likely to suffer; (ii) the dollar amount of such Losses (to the extent known or ascertainable, or if not, a good faith estimate of the amount thereof with reasonable explanation of the basis for the estimate); (iii) the representation, warranty or covenant set forth in this Agreement the breach of which is giving rise to such Losses; and (iv) the facts and circumstances underlying such asserted breach.

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Company Indebtedness” means the aggregate outstanding amount as of the Closing Date of the Company Indebtedness.

“Closing Sale Proceeds” means, with respect to each Seller, the amount of the Preliminary Purchase Price such Seller is entitled to receive, less such Seller’s share of amounts payable pursuant to Section 2.4(b) through (k) out of the Preliminary Purchase Price, determined in accordance with Exhibit A.  No later than two Business Days prior to the Closing, Sellers’ Representative shall deliver to Buyer a spreadsheet consistent with Exhibit A, reflecting each Seller’s Closing Sale Proceeds.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any: (i) option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right or other contract that requires an Entity to issue any of its Equity Interests; (ii) other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any Equity Interest of an Entity; (iii) statutory pre-emptive right or pre-emptive right granted under an Entity’s Organizational Documents; and (iv) stock appreciation right, phantom stock, profit participation or other similar right with respect to an Entity.

“Company” is defined in the preamble to this Agreement.

“Company Enterprise Value” is defined in Section 2.2(a).

“Company Group” means Company and its Subsidiaries together, and, as appropriate, shall mean each of the Company and the Subsidiaries separately.

“Company Indebtedness” means, as of any particular time, with respect to the Company Group, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees or premiums payable as a result of the repayment of such Indebtedness on the Closing Date) arising under, without duplication: (i) indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security, including, but not limited to, the Subordinated Notes; (iii) obligations under capitalized leases determined under GAAP; (iv) indebtedness secured by an Encumbrance on assets or properties; (v) accrued and unpaid director and management fees; (vi) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vii) guarantees with respect to any indebtedness, obligation or liability of any other Person of a type described in clauses (i) through (vi) above; and (viii) obligations under interest rate, currency or commodity hedging transactions, including swaps, hedges, collars, futures and similar arrangements; provided, that, Company Indebtedness shall not include any intercompany Company Indebtedness.

“Company Intellectual Property” is defined in Section 5.15(a).

“Company Options” means a stock option with respect to the Series B Nonvoting Common Stock of the Company issued under the Bracor, Inc. 2009 Stock Option Plan.

“Company Transaction Expenses” means, without duplication, all amounts due and payable (and not previously paid) for costs and expenses incurred by the Company Group in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including for services rendered by third party brokers, bankers, attorneys, accountants or other representatives.  At least two Business Days prior to Closing, Sellers shall cause each of the Company’s Group’s brokers, bankers, attorneys, accountants and other representatives to deliver to Buyer a statement setting forth the entire amount payable to such service provider for services rendered for the benefit of the Company Group through Closing.

“Company Warrants” mean, collectively, those outstanding warrants issued to certain of the Shareholders representing the right to acquire shares of the Company’s Series A Voting Common Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 29, 2014, entered into by Parent in favor of the Company.

“Contract” means any contract, agreement or other legally binding commitment, whether written or oral, to which the Company Group is a party and which is in effect as of the date of this Agreement.

“Current Assets” means, in respect of the Company Group as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Working Capital Reference Statement, determined in accordance with Section 2.8, including, without limitation, cash and cash equivalents of the Company Group.

“Current Liabilities” means, in respect of the Company Group as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Working Capital Reference Statement, determined in accordance with Section 2.8.

“Decree” means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

“Deductible Amount” is defined in Section 8.6(a)(i).

“Directors Fees Amount” means any fees or other compensation payable to any director or any limited liability company manager of the Company or any of its Subsidiaries, as set forth on Exhibit K.

“Disclosure Schedule” is defined in Article III.

“Effective Time” means the close of business on the Business Day immediately prior to the Closing Date.

“Employee” means any individual who, as reflected in the payroll records of the Company Group, is, as of a specified date: (i) employed by and rendering personal services to the Company Group; (ii) receiving short-term or long-term disability benefits from the Company Group under a Benefit Plan and Arrangement; or (iii) on vacation or an approved leave of absence from his or her employment with the Company Group.

“Encumbrance” means, with respect to any asset, any mortgage, pledge, lien, encumbrance, easement, right of way, property right or interest, restriction on transfer, security interest, or defect in title in respect of such asset.  For the avoidance of doubt, the term “Encumbrance” shall not include any license of any Intellectual Property.

“Entity” means a partnership, a corporation, a limited liability company, an association, a trust, a joint venture or an unincorporated organization.

“Entity Sellers” means Summer Street Capital II, L.P. and Summer Street Capital NYS Fund II, L.P.

“Environment” means surface or ground water, water supply, soil, the ambient air, oceans, rivers or other bodies of water.

“Environmental Laws” means all Laws that relate to the prevention, abatement or elimination of pollution or the protection of the Environment.

“Equity Interest” means: (i) with respect to a corporation, any share of its capital stock; (ii) with respect to a limited liability company, any of its units or other limited liability company interests; and (iii) any other direct equity ownership in an Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” is defined in Section 2.9(b).

“Escrow Agent” means Fifth Third Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into at Closing substantially in the form attached as Exhibit D to this Agreement.

“Estimated Balance Sheet” means an estimated balance sheet of the Company Group as of the Effective Time, prepared by the Company Group in accordance with Section 2.8 and the Accounting Policies and Principles.

“Estimated Closing Company Indebtedness” means the aggregate amount of the Closing Company Indebtedness, as set forth on the Estimated Balance Sheet; provided, that, any amount of Closing Company Indebtedness taken into account in determining the Estimated Working Capital Adjustment shall not be taken into account in determining the Estimated Closing Company Indebtedness.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Company Transaction Expenses” means the aggregate unpaid amount of Company Transaction Expenses as set forth on the Estimated Balance Sheet; provided, that, any Company Transaction Expenses taken into account in determining the Estimated Working Capital Adjustment shall not be taken into account in determining the Estimated Company Transaction Expenses.

“Estimated Working Capital” means the Working Capital of the Company Group as of the Effective Time, calculated based on the Estimated Balance Sheet.

“Estimated Working Capital Adjustment” means (i) the Estimated Working Capital minus (ii) the Target Working Capital.

“Final Balance Sheet” means a balance sheet of the Company Group as of the Effective Time, which shall be audited by the Accounting Firm in accordance with Section 2.8 and the Accounting Policies and Principles.

“Final Closing Company Indebtedness” means the aggregate amount of the Closing Company Indebtedness, as set forth on the Final Balance Sheet; provided, that, any amount of Closing Company Indebtedness taken into account in determining the Final Working Capital Adjustment shall not be taken into account in determining the Final Closing Company Indebtedness.

“Final Closing Statement” is defined in Section 2.5.

“Final Company Transaction Expenses” means the aggregate amount of Company Transaction Expenses, as set forth on the Final Balance Sheet; provided, that, any Company Transaction Expenses taken into account in determining the Final Working Capital Adjustment shall not be taken into account in determining the Final Company Transaction Expenses.

“Final Adjusted EBITDA” is defined in Section 2.2(c).

“Final Income Statement” means an income statement of the Company Group for the period commencing with the first day of the month immediately following the date of this Agreement and ending on the month-end of the month immediately preceding the Closing, which shall be audited by the Accounting Firm.

“Final Purchase Price” is defined in Section 2.2(a).

“Final Working Capital” means the Working Capital of the Company Group as of the Effective Time, calculated based on the Final Balance Sheet.

“Final Working Capital Adjustment” means (i) the Final Working Capital minus (ii) the Target Working Capital.

“Financial Statements” is defined in Section 5.8.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state, provincial, local or other government, governmental authority or regulatory body, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body, or any entity exercising regulatory or administrative functions of or pertaining to a government or political subdivision thereof.

“Governmental Programs” is defined in Section 5.10(b).

“Guaranty Fees Amount” means all guaranty fees owed by the Company and its Subsidiaries to any Person, as set forth on Exhibit M.

“Hazardous Substance” means any liquid, gaseous or solid material, substance or waste that is defined or listed as hazardous or toxic under any applicable Environmental Law.

“Health Care Laws” is defined in Section 5.10(b).

“Health Care Permits” is defined in Section 5.10(c).

“Home Health Agency” means each home health agency owned or operated by a member of the Company Group, including licensed home care services agencies and certified home health agencies.

“Indemnification Escrow Amount” is defined in Section 2.4(b).

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Intellectual Property” means all patents, patent applications, trademarks, service marks and trade names, and all registrations and applications therefor, copyrights, copyright registrations and applications, internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

“Interim Balance Sheet Date” means December 31, 2014.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Todd Brason, David Brason, Eric Armenat, Patrick Mathews and Andrew Fors.

“Law” means any constitution, statute, treaty, code, ordinance, law, rule or regulation of any applicable Governmental Authority.

“Leased Property” is defined in Section 5.6(b).

“Losses” is defined in Section 8.2.

“Management Fees Amount” means all fees, compensation and other amounts payable to any Seller or any Seller Affiliate pursuant to any management agreement, administrative services agreement, back-office agreement or other related or similar agreement, as set forth on Exhibit L.

“Material Adverse Change” or “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Company Group, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that the term “Material Adverse Change” or “Material Adverse Effect” shall not include, alone or in combination, and no change, event or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”: (i) general conditions affecting the U.S. health care or home care industries, the U.S. economy or financial markets; (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (iii) changes resulting from the conduct of Buyer; (iv) changes in GAAP; or (v) actions or omissions of the Company and the Subsidiaries taken in accordance with this Agreement or with the consent of Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.  In connection with the determination of whether a Material Adverse Change or Material Adverse Effect has occurred, the failure by the Company or the Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are determined) shall not be considered.

“Material Contracts” is defined in Section 5.16(a).

“Most Recent Audited Financial Statements” means the Financial Statements as of and for the fiscal year ended December 31, 2013.

“Most Recent Balance Sheet” is defined in Section 5.8.

“Most Recent Financial Statements” is defined in Section 5.8.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Non-Health Care Permits” is defined in Section 5.12.

“Ohio Effective Date” is defined in Section 2.12(d).

“Ohio SPA” is defined in recitals to this Agreement.

“Ohio Transaction” is defined in Section 2.12(a).

“Option Holder Agreement” is defined in Section 2.10.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the regular conduct thereof by the Company Group, including any activities associated with, or in anticipation of, this Agreement or the transactions contemplated by this Agreement.

“Organizational Documents” means: (i) in the case of a corporation, the articles or certificate of incorporation and bylaws of such corporation; (ii) in the case of a limited liability company, the articles or certificate of formation and operating agreement of such limited liability company; and (iii) in the case of a limited partnership, the articles or certificate of limited partnership and the partnership agreement of such limited partnership, including, in each case, any documents analogous or comparable to, and any amendments to, the foregoing documents.

“Parent” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permits” means permits, licenses, consents, certifications, approvals, certificates of need, and other authorizations required from any Governmental Authority.

“Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments of Governmental Authorities not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) any authorization, consent, approval, certificate, license, order or filing the failure to obtain which would not constitute a breach of a representation or warranty set forth in Section 5.4; (iii) any liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate proceeding; (iv) any zoning, building code, land use, planning, zoning, entitlement, environmental or similar laws or regulations imposed by any Governmental Authority; (v) workers’ or unemployment compensation liens arising in the Ordinary Course of Business; (vi) the interests of lessors in equipment leased or loaned to the Company Group; (vii) any liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (viii) any liens created by Buyer or its Affiliates; and (ix) any title defects or imperfections of title, easements, rights-of-way, covenants, restrictions and other similar non-monetary encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the continued use and operation of the property or asset as presently used or operated.

“PPACA” is defined in Section 8.2(i).

“Person” means an individual, an Entity or a Governmental Authority.

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company Group for Pre-Closing Tax Periods.

“Preliminary Adjusted EBITDA” is defined in Section 2.2(b).

“Preliminary Purchase Price” is defined in Section 2.2(a).

“Private Program” is defined in Section 5.10(b)(ii).

“Proceeding” means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Protected Health Information” is defined in Section 5.10(b).

“Purchase Price Adjustment Escrow Amount” means $900,000, plus an amount equal to the Estimated Working Capital Adjustment (whether such amount is a positive or negative number), plus an amount equal to any adjustment to Company Enterprise Value resulting from the application of Section 2.3(a)(ii) or Section 2.3(b)(ii), as applicable.

“Qualified Plan” is defined in Section 5.20(e).

“Real Property Lease” is defined in Section 5.6(b).

“Reed Litigation” is defined in Section 8.2(n).

“Regulatory Approvals” means any approvals regarding change in the ownership of the Company or Subsidiaries required to be obtained in order to consummate the transactions contemplated by this Agreement and for the Company Group to operate the Business after Closing including such approvals that are issued by (i) the New York State Public Health and Health Planning Council, (ii) the Centers For Medicare and Medicaid Services, (iii) the States of New York and Connecticut in connection with the Subsidiaries’ license to operate in such states; and (iv) the States of New York and Connecticut in connection with the Subsidiaries’ participation in the Medicaid Program in such states, including the Regulatory Approvals listed on Exhibit O.

“Related Parties” means any Seller, or officer or director of the Company or any Subsidiary and, with respect to any Seller, any Representative or Affiliate of such Seller.  If a Seller is an individual, Related Parties includes Seller’s siblings, parents, spouse and children and any family entity controlled or maintained for the benefit of one or more of such family members.

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agent of such Person.

“Required Consents and Filings” is defined in Section 6.1(b).

“Restricted Business” is defined in Section 6.16(a).

“Restriction Period” is defined in Section 6.16(b).

“Retained Employee Liabilities” means (i) compensation and bonus amounts payable to current and former Employees of the Company Group with respect to the pre-Closing period and not included in Current Liabilities, (ii) the Bonus Amount (but such Bonus Amount, if known as of the Closing, shall be paid out of Closing Sale Proceeds at Closing), (iii) any change in control, severance, stay bonus, transaction bonus or related or similar obligations payable to a current or former Employee or other service provider of the Company or any of its Subsidiaries  and which is not included among the Bonus Amount, (iv) Losses arising out of or relating to Benefit Plans and Arrangements and relating to the period prior to the Closing Date, to the extent not reserved for in Current Liabilities, including in each case, such items with respect to BHC Services, Inc. and its Employees through the closing date of transactions contemplated by the Ohio SPA, and

(v) any payroll, withholding or related costs and expenses associated with the items in (i) through (iv) above.

“Retention Bonus Plan” is defined in Section 2.11.

“Seller Indemnitees” is defined in Section 8.3.

“Sellers” is defined in the preamble to this Agreement.

“Sellers Closing Certificate” is defined in Section 7.1(e).

“Sellers’ Fundamental Representations” is defined in Section 8.1(a)(i).

“Sellers’ Taxes” is defined in Section 6.15(b).

“Sellers’ Representative” is defined in Section 10.14(a).

“Sellers’ Representative Expenses” means $100,000.

“Sellers’ Representative Holdback” means $100,000 which shall be used by Sellers’ Representative to pay, on behalf of Sellers, any amounts payable by Sellers under this Agreement.

“Shares” is defined in the recitals to this Agreement.

“Stockholders Agreement” means the Shareholders Agreement, dated as of July 18, 2008, as amended, by and among the Company and its stockholders.

“Straddle Period” is defined in Section 6.15(a).

“Subordinated Notes” mean, collectively, the subordinated notes listed on Exhibit E given by the Company in favor of certain of the Shareholders.

“Subsidiaries” mean, the following collectively, and “Subsidiary” means the following individually: (i) Western Region Health Corporation, a New York corporation; (ii) Willcare, Inc., a New York corporation; (iii) Patient’s Choice Homecare, LLC, a Connecticut limited liability company; (iv) Litson Certified Care, Inc., a New York corporation; (v) Litson Health Care, Inc., a New York corporation; and (vi) Connecticut Home Health Care, Incorporated, a Connecticut corporation.

“Target Working Capital” means $4,500,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and any items described in this paragraph that are attributable to another Person but that the Company or a Subsidiary is liable to pay by law or by contract (including, without limitation, any items described in this paragraph arising as a result of (i) being (or having been) a member of an affiliated, consolidated, combined or unitary group pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, or (ii) being a transferee or successor, by contract or pursuant to any law, rule, or regulation, of any other Person).

“Tax Benefit” means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 9.1(b).

“Territory” is defined in Section 6.16(a).

“Third Party Claim” means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

“Third Party Payor” includes any entity charged with paying claims or reimbursing the Business for health care services provided to Governmental Program or Private Program patients including but not limited to Government Program fiscal intermediaries and carriers and Private Program health insurance administrators or third party administrators.

“Toski” is defined in Section 8.2(o).

“Warrant Holder Agreement” is defined in Section 2.10(b).

“Worker’s Compensation Liability” means the amount payable with respect to the Company Group’s worker’s compensation liability described in Section 5.24 of the Disclosure Schedule.

“Working Capital” means, as of any specified date, an amount (which may be a positive or negative number) equal to: (i) the Current Assets of the Company Group minus (ii) the Current Liabilities of the Company Group (but excluding any Company Indebtedness or Company Transaction Expenses or Bonus Amounts and any deferred tax assets or liabilities); provided, that, for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by Target (including any Subsidiary) in connection with any compensatory payments made in connection with transactions contemplated by this Agreement, whether such Taxes are incurred prior to, at, or following the Closing, shall be treated as liabilities taken into account in the calculation of Working Capital.

“Working Capital Reference Statement” is defined in Section 2.8(a).

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1                               Basic Transaction.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of such Seller’s Shares for the consideration specified in this Article II.

2.2                               Purchase Price.

(a)                                 In consideration for the Shares, Buyer shall pay, in accordance with the terms of this Article II, the sum of Fifty Million Nine Hundred Thousand Dollars ($50,900,000) (the “Company Enterprise Value”), adjusted initially pursuant to this Section 2.2 and Section 2.3 (as so adjusted, the “Preliminary Purchase Price”), and adjusted thereafter pursuant to Section 2.5 (as so adjusted, the “Final Purchase Price”).

(b)                                 At least two Business Days prior to Closing, Sellers shall deliver to Buyer a statement prepared in accordance with the Accounting Policies and Principles setting forth the Company Group’s preliminary calculation of Annualized EBITDA (the “Preliminary Adjusted EBITDA”).

(c)                                  No later than 90 days after Closing, Buyer shall deliver to Sellers’ Representative the Final Closing Statement, which shall include Accounting Firm’s audited statement setting forth its calculation of Annualized EBITDA (the “Final Adjusted EBITDA”).  If Final Adjusted EBITDA is greater or less than Preliminary Adjusted EBITDA, then Company Enterprise Value shall be increased or decreased pursuant to Sections 2.5(a)(i)(B) or 2.5(a)(ii)(D), so that as adjusted, the Company Enterprise Value for purposes of determining the Final Purchase Price is consistent with this Section 2.2.

(d)                                 If Annualized EBITDA falls between $10 million and $10.5 million, then there shall be no adjustment to Company Enterprise Value pursuant to Sections 2.3(a)(ii), 2.3(b)(ii), 2.5(a)(i)(B) and 2.5(a)(ii)(D).

(e)                                  If Annualized EBITDA is less than $6 million or greater than $15 million, then neither party shall be obligated to consummate the transaction contemplated by this Agreement, and either Party may terminate this Agreement pursuant to Section 9.1(f).

(f)                                   Subject to the adjustment collars described in Section 2.2(d), for purposes of determining the Preliminary Purchase Price and the Final Purchase Price, Company Enterprise Value shall be adjusted, as necessary, to equal the product of five (5) multiplied by Annualized EBITDA.  Any increases or decreases in the Preliminary Purchase Price and Final Purchase Price resulting from adjustments to Company Enterprise Value shall be effected through Sections 2.3(a)(ii) and 2.3(b)(ii) (with respect to the Preliminary Purchase Price) and Sections 2.5(a)(i)(B) and 2.5(a)(ii)(D) (with respect to the Final Purchase Price).

(g)                                  For purposes of calculating Annualized EBITDA:

(i)                                     The actual reported Branch Contribution to Annualized EBITDA shall be determined following GAAP consistently applied, to include only those items historically charged to branch operations by the Company Group and to exclude any items historically charged to corporate by the Company Group;

(ii)                                  if the New York Provider Tax or other comparable New York State taxes levied on home health agencies operating in the State of New York is eliminated or “sunsets” at any time prior to Closing, then the provision for such tax would be excluded from the determination of the actual reported Branch Contribution to Annualized EBITDA;

(iii)                               any expense related to the Retention Bonus Plan will be excluded from the calculation of Annualized EBITDA; and

(iv)                              in the calculation of Annualized EBITDA, each of Sellers and Buyer shall have the right to propose to the other Party exclusion of non-recurring items, which consent to such proposal shall not be unreasonably withheld.

2.3                               Pre-Closing Adjustments.  No later than two Business Days prior to the Closing, the Company shall deliver to Buyer the Estimated Balance Sheet and a statement prepared in good faith (the “Estimated Closing Statement”) setting forth the Estimated Working Capital Adjustment, the Estimated Closing Company Indebtedness and the Estimated Company Transaction Expenses, and the calculation of such amounts.  The Estimated Closing Statement shall be used to determine the Preliminary Purchase Price, by adjusting the Company Enterprise Value as follows:

(a)                                 the Company Enterprise Value shall be increased on a dollar-for-dollar basis by the following:

(i)                                     an amount equal to the Estimated Working Capital Adjustment, if such amount is positive; and

(ii)                                  an amount equal to the increase, if any, in Company Enterprise Value based on Preliminary Adjusted EBITDA and calculated pursuant to Section 2.2;

(b)                                 the Company Enterprise Value shall be decreased on a dollar-for-dollar basis by the following:

(i)                                     an amount equal to the Estimated Working Capital Adjustment, if such amount is negative;

(ii)                                  an amount equal to the decrease, if any, in Company Enterprise Value  based on Preliminary Adjusted EBITDA and calculated pursuant to Section 2.2;

2.4                               Payments at Closing.  At Closing, Buyer shall pay the Preliminary Purchase Price as follows:

(a)                                 pay to each Seller an amount equal to such Seller’s Closing Sale Proceeds by wire transfer of immediately available funds, in accordance with the instructions provided by such Seller no later than two Business Days prior to the Closing;

(b)                                 on the terms and subject to the conditions of Section 2.9 and the Escrow Agreement, pay into escrow an amount equal to 10% of the Company Enterprise Value plus $300,000 (collectively, the “Indemnification Escrow Amount”);

(c)                                  on the terms and subject to the conditions of Section 2.9 and the Escrow Agreement, pay into escrow an amount equal to the Purchase Price Adjustment Escrow Amount;

(d)                                 pay to the Company or at the Company’s direction an amount or amounts equal to the Estimated Closing Company Indebtedness, which shall be used to pay off and satisfy the Estimated Closing Company Indebtedness at Closing;

(e)                                  pay to the Company or at the Company’s direction an amount or amounts equal to the Estimated Company Transaction Expenses, which shall be used to pay off and satisfy the Estimated Company Transaction Expenses at Closing;

(f)                                   pay to the Company or at the Company’s direction an amount or amounts equal to the Bonus Amount;

(g)                                  pay to Sellers’ Representative an amount equal to (i) Sellers’ Representative Expenses plus (ii) Sellers’ Representative Holdback;

(h)                                 pay to the applicable third party an amount equal to the Worker’s Compensation Liability;

(i)                                     pay to the Company or at the Company’s direction an amount equal to any unpaid Directors Fees Amount;

(j)                                    pay to the Company or at the Company’s direction an amount equal to any unpaid Management Fees Amount; and

(k)                                 pay to the Company or at the Company’s direction an amount equal to any unpaid Guaranty Fees Amount.

2.5                               Post-Closing Adjustments to the Preliminary Purchase Price.

(a)                                 No later than 90 days following the Closing Date, the Accounting Firm shall audit and deliver to Sellers’ Representative and Buyer the Final Balance Sheet, the Final Income Statement and a written statement (such statement, as it may be adjusted pursuant to this Section 2.5, the “Final Closing Statement”), setting forth the Final Working Capital Adjustment, the Final Closing Company Indebtedness, the Final Company Transaction Expenses, the Final Adjusted EBITDA, and the final Company Enterprise Value as calculated pursuant to this Section 2.5, and detail on the calculation of such amounts.  The audited Final Closing Statement shall be final and binding upon Sellers’ Representative, Sellers and Buyer.  The Final Closing Statement shall be used to determine the Final Purchase Price, by adjusting the Company

Enterprise Value (without application of any adjustments to the Company Enterprise Value pursuant to Section 2.3) as follows:

(i)                                     the Company Enterprise Value shall be increased on a dollar-for-dollar basis by the following:

(A)                               an amount equal to the Final Working Capital Adjustment, if such amount is positive; and

(B)                               an amount equal to the positive difference, if any, between Company Enterprise Value calculated based on Preliminary Adjusted EBITDA and Final Adjusted EBITDA;

(ii)                                  the Company Enterprise Value shall be decreased on a dollar-for-dollar basis by the following:

(A)                               an amount equal to the Final Working Capital Adjustment, if such amount is negative;

(B)                               an amount equal to the Final Closing Company Indebtedness;

(C)                               an amount equal to the Final Company Transaction Expenses;  and

(D)                               an amount equal to the negative difference, if any, between Company Enterprise Value calculated based on Preliminary Adjusted EBITDA and Final Adjusted EBITDA.

(b)                                 The Purchase Price Adjustment Escrow Amount shall be divided between Sellers and Buyer based on the amount determined to be the Final Purchase Price.  Within 10 days after determination of the Final Purchase Price, the Parties shall notify the Escrow Agent to release the Purchase Price Adjustment Escrow Amount to Buyer and/or Sellers’ Representative, as applicable, and to the extent that the amount payable to either Sellers or Buyer exceeds the Purchase Price Adjustment Escrow Amount, the Sellers (or as directed by Sellers, Sellers’ Representative) or Buyer, as applicable, shall pay the other Party the additional amount due.  If Sellers fail to pay any amounts due under this Section 2.5(b), Buyer shall have the right to proceed directly against Sellers or under Article VIII (without regard to or application of any of the limitations on indemnification under Section 8.6).

(c)                                  Buyer and Sellers’ Representative shall each be responsible for 50% of the Accounting Firm’s fees and expenses associated with the audit of the Final Balance Sheet, the Final Income Statement and the Final Closing Statement.

2.6                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hodgson Russ LLP, Buffalo, New York, commencing at 9:00 a.m., local time within three Business Days following the satisfaction or waiver of the last of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”). The Parties may mutually agree to consummate the Closing via electronic exchange of execution versions of the agreements and documents contemplated by this Agreement and the signed signature pages thereto via facsimile or via email by PDF.

2.7                               Deliveries at Closing.  At Closing:

(a)                                 Buyer will deliver to Sellers the certificates, instruments, and documents referred to in Section 7.2;

(b)                                 Sellers’ Representative and the Company will deliver to Buyer the certificates, instruments, and documents referred to in Section 7.1;

(c)                                  each Seller will deliver to Buyer stock certificates and duly executed assignment instruments with respect to such Seller’s Shares;

(d)                                 Buyer will make the payments specified in Section 2.4; and

(e)                                  Sellers’ representative shall deliver to Buyer an executed Option Holder Agreement and Warrant Holder Agreement for each holder of Company Options and Company Warrants.

2.8                               Accounting Procedures.

(a)                                 Exhibit F to this Agreement (the “Working Capital Reference Statement”) sets forth the various line items used (or to be used) in, and illustrating as of the date of the Most Recent Financial Statements, the calculation of: (i) Current Assets; (ii) Current Liabilities; and (iii) Working Capital, in each case prepared and calculated for the Company Group in accordance with this Agreement and the Accounting Policies and Principles.  Each of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet and the Final Closing Statement, and all determinations and calculations by any Person (including the Accounting Firm) of Current Assets, Current Liabilities and Working Capital shall be prepared and calculated solely in accordance with the manner of calculation and determination shown on the Working Capital Reference Statement; provided that such calculations and determinations: (A) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (B) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (C) shall adhere to the terms used in this Agreement whether or not such terms are consistent with GAAP; and (D) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

(b)                                 The Parties agree that:

(i)                                     following the Closing Date through the date on which payment, if any, is made by any Party pursuant to Section 2.5, or if the Parties agree that no such payment is required, on the date of such determination, Buyer shall not, and shall cause the Company Group not to, take any action with respect to the accounting records, books, policies or procedures of the Company Group on which the Final Balance Sheet, Final Closing Statement (including the determinations and calculations therein) or the calculation of Final Working Capital are to be based that are not consistent with the past practices of the Company Group in all material respects or that would make it impracticable to calculate Final Working Capital in the manner contemplated by this Agreement;

(ii)                                  neither Buyer nor the Company Group shall take any actions following the Closing with respect to the accounting records, books, policies or procedures of the Company Group on which the Final Balance Sheet, Final Closing Statement or the calculation of Final Working Capital that are not consistent with the Accounting Policies and Principles (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Final Balance Sheet and Final Closing Statement or the calculation of Final Working Capital;

(iii)                               each of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet, the Final Income Statement and the Final Closing Statement shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date that the Working Capital Reference Statement was prepared;

(iv)                              without exception, the Target Working Capital shall not be subject to change (including by the Accounting Firm), regardless of whether the items or amounts included therein were determined or recorded in accordance with GAAP;

(v)                                 “Current Liabilities” shall exclude any amounts paid by Buyer (A) pursuant to Sections 2.4(b) through (k) or (B) as a Final Company Transaction Expense;

(vi)                              if the Company Group closes on the acquisition of a Columbia County, New York certified home health agency (“CHHA”) prior to Closing, then any Current Liability directly relating to expenses incurred in connection with acquiring such CHHA shall not be counted as a Current Liability for purpose of calculating Final Working Capital and any cash payments made  by the Company Group after the date of this Agreement through the Closing Date constituting out-of-pocket expenses directly relating to the acquisition of such CHHA shall be added back as a Current Asset for purposes of calculating Final Working Capital; and

(c)                                  BHC Services, Inc. and its operations will be excluded from the Adjusted EBITDA calculations set forth in Section 2.2.  But BHC Services, Inc.’s Current Assets and Current Liabilities (as of the closing date of the Ohio Transaction rather than as of the Closing Date of this Agreement) will be included in the computation of Company Group Working Capital.

2.9                               Escrow.

(a)                                 At Closing, Buyer will deposit the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount with the Escrow Agent.  The Indemnification

Escrow Amount will be available for payment of Buyer Indemnitees Losses as described in Section 8.8 and Buyer Indemnitees Losses under the Ohio SPA.  The Purchase Price Adjustment Escrow Amount will be available to fund payments arising out of the adjustments to the Company Enterprise Value described in Sections 2.3 and 2.5.

(b)                                 Buyer’s deposit at Closing of the funds described in Section 2.9(a) shall be by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “Escrow Account”).  The Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement; provided that, in the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

(c)                                  Subject to the provisions of the Escrow Agreement, any amount remaining in the Purchase Price Adjustment Escrow Amount after payment to Buyer of any amount due pursuant to Section 2.5(b) shall be distributed to Sellers’ Representative. Subject to the provisions of the Escrow Agreement, any funds remaining in the Escrow Account on the first Business Day immediately following the date that is 18 months following the Closing Date (less any amounts that are the subject of a pending or unresolved Claim for Indemnification that was delivered on or prior to the date that is 18 months following the Closing Date (until such pending or unresolved Claim for Indemnification is resolved in accordance with the terms of this Agreement and the Escrow Agreement) shall be disbursed on such date to Sellers’ Representative.

2.10                        Treatment of Company Options and Warrants.

(a)                                 Effective as of the Closing, each outstanding Company Option will be cancelled in return for payment of the in-the-money value of such Company Option as of the Closing (if any) to the holder thereof, which shall be determined as set forth in Exhibit G.  A condition to Buyer’s obligation to close the transactions contemplated by this Agreement shall be the execution and delivery at Closing by each holder of Company Options of an agreement (an “Option Holder Agreement”), in form and consent reasonably satisfactory to Buyer, memorializing the cancellation of such Company Options and the acknowledgement by such holder that it or he holds no other rights to acquire Company equity other than such Company Options.   Sellers and the Company agree to use their best efforts to obtain executed Option Holder Agreements from each holder of Company Options as soon as possible and acknowledge that the obtaining of such Option Holder Agreements is a condition to Buyer’s obligation to close the transactions contemplated both by this Agreement and the Ohio SPA.

(b)                                 Effective as of the Closing, each outstanding Company Warrant will be cancelled in return for payment of the in-the-money value of such Company Warrant as of the Closing (if any) to the holder thereof, which shall be determined as set forth in Exhibit H.  A condition to Buyer’s obligation to close the transactions contemplated by this Agreement shall be the execution and delivery at Closing by each holder of Company Warrants of an agreement (a “Warrant Holder Agreement”), in form and content reasonably satisfactory to Buyer, memorializing the cancellation of such Company Warrants, an acknowledgement that such holder holds no other rights to acquire Company equity other than such Company Warrants.

2.11                        Retention Bonus Plan.  The Company Group has adopted a retention-stay bonus plan for non-executive Employees with aggregate payments in the $650,000 to $700,000 range (the “Retention Bonus Plan”), with terms mutually agreed to by Sellers and Buyer and set forth on Exhibit N.  Sellers and Buyer agree that (a) the Company Group shall be responsible post-Closing for payments due under the Retention Bonus Plan as contemplated on Exhibit N, (b) an amount equal to 50% of the Exhibit N payments shall reduce the Purchase Price payable at Closing pursuant to Section 2.4, and (c) no part of the Retention Bonus Plan amount shall be treated as a current liability for purposes of the Working Capital adjustment (regardless of whether or not it is included on a Closing Date balance sheet).

2.12                        Sale of Ohio Home Health Agencies.

(a)                                 Simultaneously with the execution and delivery of this Agreement, the Company, Buyer and Parent are entering into the Ohio SPA providing for the sale to Buyer of BHC Services, Inc., the holder of the Company Group’s Ohio home health agencies (the “Ohio Transaction”).  The Parties anticipate the closing of the Ohio Transaction as soon as reasonably possible, which may be simultaneously with the execution and delivery of the Ohio SPA and this Agreement.

(b)                                 All representations, warranties and covenants regarding Ohio home health agencies shall be set forth in the Ohio SPA and the Parties contemplate that for purposes of this Agreement, the Ohio Transaction will be closed prior to the closing of this Agreement.  The closing of the Ohio Transaction is a condition to the obligations of the parties to close the transactions contemplated by this Agreement.

(c)                                  If the transactions contemplated by this Agreement close, then the Company’s rights under the Ohio SPA shall be deemed to have been assigned to Sellers, with Sellers’ Representative acting as Sellers’ agent in connection with the assertion of such rights and the Company’s obligations under the Ohio SPA, including without limitation, the tax indemnification and related obligations under Section 6.15 of the Ohio SPA, shall be deemed assumed by Sellers subject to the terms of this Agreement, in each case taking into account that for tax and business purposes, the closing of the transactions contemplated by Ohio SPA occurred on the actual closing date of the Ohio SPA (the “Ohio Effective Date”) rather than the Closing Date for the acquisition of the Company Group pursuant to this Agreement, and therefore, all rights and liabilities arising out of or associated with the ownership of BHC Services, Inc. were transferred for all purposes as of the Ohio Effective Date.  With respect to the survival periods for indemnification, if the transactions contemplated by this Agreement close, then the survival dates for indemnification under the Ohio SPA shall commence as though the Ohio SPA closed on the Closing Date (of this Agreement), but the closing date for purposes of the bring-down of representations and warranties in the Ohio SPA shall be the Ohio Effective Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally, but not jointly, represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Sellers and the Company to Buyer on the date of this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify the corresponding numbered and lettered paragraphs in this Article III, and any other paragraph to the extent the relevance of such disclosure is reasonably apparent on its face.

3.1                               Organization.  Such Seller is: (a) in the case of any Seller that is an Entity, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation; and (b) in the case of each Seller that is not an Entity, a natural person.

3.2                               Authorization of Transaction.  Such Seller has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he or it is a party, and to perform his or its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and each of the Ancillary Documents to which he or it is a party, when entered into by such Seller, will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Documents to which such Seller is a party, when entered into by such Seller, will constitute, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

3.3                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby: will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which such Seller is subject or, in the case of an Entity Seller, any provision of its Organizational Documents; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or it is bound or to which any of his or its assets is subject; or (c) result in the imposition of an Encumbrance on any of the Shares owned by such Seller.   Except for the Regulatory Approvals, such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.4                               Ownership of Shares.  Such Seller holds of record and owns beneficially all of the Shares set forth opposite his or its name in Section 3.4 of the Disclosure Schedule, free and clear of any restrictions or Encumbrances (other than restrictions of general applicability imposed by federal or state securities laws).  At the Closing, the transfer of the Shares in the manner and on the terms and conditions provided in this Agreement will transfer to Buyer good and valid title to all of the Shares, free and clear of all Encumbrances (other than restrictions of general applicability imposed by federal or state securities laws).  Such Seller is not a party to any agreement (other than the Stockholders Agreement) restricting such Seller’s ability to sell, transfer or otherwise dispose of any of his or its Shares.  Except for the Stockholders Agreement, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of his or its Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

4.1                               Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky.

4.2                               Authorization of Transaction.  Buyer has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Buyer, will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer, will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

4.3                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree, or other restriction of any Governmental Authority to which Buyer is subject or any provision of its Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.4                               Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5                               Investment.  Buyer, individually or together with its Affiliates: (a) is an informed, sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Shares; (b) has determined that the purchase of the Shares is consistent with its general business and investment objectives; (c) understands that the purchase of the Shares involves business and other risks; (d) is financially able to bear the risks of purchasing the Shares; (e) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (f) understands that the Shares have not been registered under the Securities Act or the securities laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or qualified under such state laws or is exempt from such registration or qualification; and (g) is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.6                               Financial Ability to Perform.  Buyer has, as of the date of this Agreement, available cash funds, credit facilities or other sources of immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

4.7                               Investigation by Buyer.  Buyer acknowledges that it and its Affiliates have: (a) had an opportunity to discuss the business, management and financial affairs of the Company Group with officers of the Company Group; (b) conducted, to their satisfaction, their own independent investigation of the Company Group; and (c) in making the determination to proceed with the transactions contemplated by this Agreement, relied on the results of their own independent investigation and the representations and warranties of Sellers and Company in Articles III and V.

4.8                               No Reliance.  Buyer is not relying on any representations, warranties, statements or omissions of any Seller, the Company Group or any other Person, other than the representations and warranties expressly set forth in Article III and Article V.

4.9                               Litigation.  There is no Proceeding pending, or to Buyer’s knowledge, threatened, against Buyer which seeks to enjoin, restrict or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article V are (i) correct and complete as of the date of this Agreement or (ii) to the extent made as of or with respect to a specific date, correct and complete as of such date, except, in each case, as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify the corresponding numbered and lettered paragraphs in this Article V, and any other paragraph to the extent the relevance of such disclosure is reasonably apparent on its face. The Parties acknowledge that the representations and warranties contained in this Article V have excluded matters that would have been included if the Company had treated BHC Services, Inc. as being part of the Company Group on the date of this Agreement and that such matters are instead included in the representations and warranties of the Holding Company set forth in Article V of the Ohio SPA.

5.1                               Organization, Qualification, Corporate Power and Authorization.  Each Entity included among the Company Group is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation.  Each Entity included among the Company Group is qualified to do business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.  Each Entity included among the Company Group has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

5.2                               Authorization of Transaction.  The Company has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and each of the Ancillary Documents to which it is a party, when entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Documents to which the Company is a party, when entered into by the Company, will constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

5.3                               Capitalization.  Section 5.3 of the Disclosure Schedule sets forth: (a) the number of authorized shares for each class of the Company’s capital stock; (b) the number of issued and outstanding shares of each class of the Company’s capital stock, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and the holders of each outstanding share of Company capital stock; and (c) the number of issued Company Warrants and Company Options and the holders of each such Company Warrant or Company Option.  Except for the Company Warrants and the Company Options, all of which shall be cancelled as of Closing, there are no outstanding Commitments that would require the Company Group to issue, sell or otherwise cause to become outstanding any of its Equity Interests.  Except as set forth in the Company’s Organizational Documents and the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Shares.  Pursuant to the terms of this Agreement, Sellers will transfer and assign to Buyer good and valid title to all of the Company’s issued and outstanding capital stock.

5.4                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree or other restriction of any Governmental Authority to which the Company Group is subject or any provision of the Organizational Documents of the Company Group; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Material Contract; or (c) result in the imposition of an Encumbrance on any of the material assets of the Company Group, except, in each case, where such violation, conflict, breach, default, acceleration, termination, modification, cancelation or notice would not have a Material Adverse Effect.  Except for the Required Consents and Filings, and as set forth in Section 5.4 of the Disclosure Schedule, the Company Group is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5                               Brokers’ Fees.  Except for the fees arising out of the Company’s engagement of Lincoln International LLC, neither the Company nor the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.6                               Real Property.

(a)                                 Neither the Company nor any Subsidiary currently owns, or has ever at any time owned, any real property.

(b)                                 Section 5.6(b) of the Disclosure Schedule contains a list of each real property lease to which the Company Group is a party (each, a “Real Property Lease,” and all real property under such leases being collectively, the “Leased Property”).  To the Company’s Knowledge, each Real Property Lease is valid, binding and enforceable and in full force and effect.  The Company Group is not in default under any Real Property Lease.

(c)                                  The Leased Property constitutes all of the real property used, in any material respect, in connection with the operation of the Business, and is adequate to conduct the Business as currently conducted.

(d)                                 The Company Group is in actual occupancy and in compliance in all material respects with the provisions of each Real Property Lease.  Each Real Property Lease is in full force and effect, and, to the Knowledge of the Company, no other party to any of such leases is in breach or default under any Real Property Lease nor has any event occurred nor does any circumstance exist which, with the delivery of notice, the passage of time, or both, would or could constitute a breach or default thereunder.

(e)                                  With respect to the Leased Property, the Company has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws, (ii) existing, pending, or threatened condemnation proceeding, or (iii) existing, pending, or threatened zoning, building code, or other moratoria proceedings, or similar matters.

5.7                               Subsidiaries.  Section 5.7 of the Disclosure Schedule sets forth for each of the Subsidiaries: (a) its jurisdiction of incorporation or formation; (b) the number of authorized shares for each class of its capital stock; and (c) the number of issued and outstanding shares of each class of its capital stock or its outstanding membership interests, the names of the holders thereof, and the number of shares or membership interest held by each such holder.  All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and are validly issued, fully paid, and non-assessable.  There are no outstanding Commitments that would require the Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its Equity Interests.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Interests of the Subsidiaries.  All outstanding Equity Interests of each Subsidiary are owned of record and beneficially by the Company or by Western Region Health Corporation (in the case of Litson Certified Care, Inc.) or by Willcare, Inc. (in the case of Litson Health Care, Inc.), free and clear of all Encumbrances.  No Subsidiary has any outstanding subscription, option, warrant, call or exchange right, convertible security or other contract or other obligations in effect giving any Person the right to acquire any Equity Interests.

5.8                               Financial Statements.

(a)                                 Section 5.8 of the Disclosure Schedule sets forth the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets and statements of income and cash flow of the Company Group as of and for the fiscal year ended on the Balance Sheet Date; and (ii) the unaudited balance sheet (the “Most Recent Balance Sheet”) and income statement of the Company Group (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”) as of and for the month ended on the Interim Balance Sheet Date.  Except as may be indicated in the notes thereto and except for the Most Recent Financial Statements, which are subject to normal year-end adjustments and do not contain all footnotes and other presentation items required under GAAP, each of the Financial Statements has been prepared (i) from the books and records of the Company Group consistent with past practices, and (ii) in accordance with the Accounting Policies and Principles, applied on a consistent basis throughout the periods covered thereby, and presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Company Group as of their respective dates and for the respective periods covered thereby.

(b)                                 The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The  Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  All classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies used and applied by the Company Group in the preparation of the Most Recent Audited Financial Statements, the Most Recent Financial Statements, the Working Capital Reference Statement, the Estimated Balance Sheet and the Estimated Closing Statement are in accordance with GAAP.

5.9                               Absence of Certain Changes and Events.  Since the Balance Sheet Date, there has not been any Material Adverse Change.  Without limiting the generality of the immediately preceding sentence, since the Balance Sheet Date, except as set forth on Section 5.9 of the Disclosure Schedule, the Company Group has not:

(a)                                 amended its Organizational Documents;

(b)                                 issued, sold or otherwise disposed of any of its Equity Interests or granted any Commitments;

(c)                                  effected any recapitalization, reclassification, stock split or like change in its capitalization;

(d)                                 incurred any Company Indebtedness other than in the Ordinary Course of Business;

(e)                                  made any material change in the Company Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, repayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of deposits;

(f)                                   entered into any Contract that would constitute a Material Contract;

(g)                                  accelerated, terminated, materially modified or cancelled any Material Contract;

(h)                                 sold, assigned, leased or transferred any of its tangible assets outside the Ordinary Course of Business;

(i)                                     made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(j)                                    made any capital investment in, any loan to, or any acquisition of the securities of, any other Person (or series of related capital investments, loans or acquisitions) outside the Ordinary Course of Business;

(k)                                 granted any increase in the base compensation of or bonuses payable to any of its directors, managers, officers or Employees, made any change in employment or severance terms for any of its directors, managers or officers, or any material change in the employment, severance or payment terms for any of its other Employees, consultants or independent contractors, in each case, other than in the Ordinary Course of Business, except for retention and similar arrangements entered into in contemplation of the transactions contemplated by this Agreement;

(l)                                     hired or promoted any person as or to (as the case may be) an officer or hired or promoted any Employee below officer except to fill a vacancy in the ordinary course of business;

(m)                             adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former Employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or Arrangement or (iii) collective bargaining or other agreement with a labor union or similar organization, in each case whether written or oral;

(n)                                 loaned to (or forgave of any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and Employees;

(o)                                 entered into a new line of business or abandonment or discontinuance of existing lines of business; or

(p)                                 made any material change in its accounting methods, principles or practices for financial accounting (except for those changes required to comply with GAAP or applicable Law or as disclosed in the notes to the Financial Statements, any of such changes shall be identified and described in detail on Section 5.9 of the Disclosure Schedule).

5.10                        Compliance with Laws.

(a)                                 Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Company Group has not been, since the Acquisition Date, and is not currently in material violation of any applicable Law and since the Acquisition Date have conducted and are conducting the Business in accordance with, applicable Law and Governmental Orders.  Except as set forth in Section 5.10(a) of the Disclosure Schedule, no investigation or audit by any Governmental Authority with respect to the Company Group is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or audit.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     Since the Acquisition Date, the Company Group and all of their respective officers, directors and Employees (while employed by the Company Group) have complied in all material respects with all applicable Laws to which they are subject with respect to health care regulatory matters, including 42 U.S.C. Sections 1320a-7 and 7(a) imposing sanctions and civil monetary penalties respectively, and 1320a-7(b) (commonly referred to as the “Federal Anti-Kickback Statute”) imposing criminal penalties for fraud and abuse violations regarding claims submitted to Medicare and other federal health care programs; 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”; 31 U.S.C. Sections 3729-3733, the statute commonly referred to as the “Federal False Claims Act”; and the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”), and in each case the applicable statutory counterparts to such federal statutes in the states of New York and Connecticut (collectively, “Health Care Laws”).  Since the Acquisition Date, the Company and each Subsidiary has maintained in all material respects all records required to be maintained by the Medicare and applicable state Medicaid programs, and all other applicable federal, state and local Governmental Authorities as required by applicable Health Care Laws.  There are no presently existing circumstances which would result or would be reasonably likely to result in material violations of any such Health Care Laws.  None of the Company, any Subsidiary or any Seller, or any of their respective officers, directors or Employees (while employed by the Company Group), has been materially sanctioned as not being in compliance with any Health Care Laws.  Except as set forth in Section 5.10(b)(i) of the Disclosure Schedule, none of the Company, any Subsidiary, or any of their respective officers, directors or Employees (while employed by the Company), has since December 31, 2012, received any written notice or other communication from any Governmental Authority to the effect that it or any activity conducted by the Company or any Subsidiary is not in material compliance with any Health Care Laws.

(ii)                                  Each of the Subsidiaries identified on Section 5.10(b)(ii) of the Disclosure Schedule (a) is qualified for participation in the Medicare program (to the extent eligible to so participate) and in the Medicaid program for each state in which it operates and (b) has current provider numbers for all Governmental Programs and such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments or is a participating provider (each, a “Private Program”).  Section 5.10(b)(ii) of the Disclosure Schedule also identifies the state(s) in which each Subsidiary is a participating provider in such state(s)’ Medicaid program.  Each Subsidiary is in compliance in all material respects with all material requirements of each Governmental Program and each Private Program in which such Subsidiary participates.  None of the Company, any Subsidiary, or any of their respective officers, directors or Employees has received any notice indicating that such participation may be terminated, suspended, limited or withdrawn nor, to the Knowledge of the Company, is there any reason to believe that such participation may be terminated, suspended, limited or withdrawn.  None of the Company or its Subsidiaries has received any written communication from a Governmental Authority that alleges that it is not in compliance with any Health Care Laws, other than statements of deficiencies from a Governmental Authority received in the ordinary course of business.  Since the Acquisition Date, none of the Company Group has been subpoenaed or charged or, to the Company’s Knowledge, investigated in connection with any possible violation of any Health Care Laws, except for any surveys or investigations in the ordinary course of business regarding compliance with Medicare or Medicaid conditions of participation or state licensure requirements.  Except as set forth in Section 5.10(b)(ii) of the Disclosure Schedule and except for payment adjustment notices received in the ordinary course of business, there are no pending appeals, overpayment determinations, audits, litigation or notices of intent to open Medicare, Medicaid or other Third Party Payor claim determinations or cost reports.  True, correct and complete copies of all reports of all inspections and surveys of the Subsidiaries containing unresolved findings with respect to the Business conducted in connection with any Governmental Program, Private Program or licensing or accrediting body during the past three years and delivered to the Subsidiaries have been provided or made available to Buyer.  To the Knowledge of the Company, there are no Governmental Program overpayments that have not been refunded in accordance with the PPACA.

(iii)                               Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, since the Acquisition Date, none of the Company, any Subsidiary, or any of their respective officers, directors, nor, to the Knowledge of the Company, any Employee has been convicted of, charged with, or investigated for a Medicare, Medicaid or Governmental Program related offense, or convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.  Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, none of the Company, any Subsidiary, or any of their respective officers, directors or, to the Knowledge of the Company, any Employee, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program, has been excluded or suspended from participation in Medicare, Medicaid or any other Governmental Program, or has been debarred, suspended or are otherwise ineligible to participate in any such Governmental Program.  Except as set forth on Section 5.10(b)(iii) of the Disclosure Schedule, since the Acquisition Date, to the Knowledge of the Company, none of the Company, any Subsidiary, or any of their respective officers, directors or Employees has committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility from a Governmental Program.  To the Knowledge of the Company, none of the Company, any Subsidiary, or any of their respective officers, directors or Employees has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Governmental Program.

(iv)                              Neither the Company nor any Subsidiary is subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Authority.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any current Employee thereof has been excluded or is threatened with exclusion from participation in any Governmental Program.

(v)                                 Since the Acquisition Date, each Subsidiary has filed all material claims, cost reports, or other reports required to be filed with respect to such Subsidiary’s provision of services, products and supplies covered under Medicare, Medicaid, TRICARE and other Federal Health Care Programs, as such term is defined in section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f), in which the Subsidiary participates (collectively “Governmental Programs”), in material compliance with all statutes, rules and regulations applicable to the Governmental Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the Governmental Program.  Since the Acquisition Date, each Subsidiary is and has been in material compliance with filing requirements with respect to cost reports, and such reports do not claim, and none of the Subsidiaries has received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report or in an appeal of the cost report. True and correct copies of all such reports for the three most recent fiscal years of the Subsidiaries have been made available to Buyer. Section 5.10(b)(v) of the Disclosure Schedule indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled.  To the Company’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

(vi)                              Although one of the Subsidiaries has experienced a change of majority ownership within 36 months, that Subsidiary submitted two consecutive years of full cost reports (excluding any low utilization or no utilization cost reports). Therefore, pursuant to 42 CFR § 424.550(b)(1) and (2)(i), said change in majority ownership should not prohibit the conveyance of said Subsidiary’s Medicare provider agreement and billing privileges.  Further, the Subsidiaries have the power to transfer the Governmental Program provider numbers listed on Section 5.10(b)(i) of the Disclosure Schedule to Buyer provided that any required consent or approval of, prior filing with or notice to, or any action by, any Governmental Authority is fulfilled, and no transaction or event has occurred that would prevent the Subsidiaries from transferring those Governmental Program provider numbers set forth on Section 5.10(b)(ii) of the Disclosure Schedule to Buyer.  In accordance with 42 CFR § 424.535, 42 CFR § 424.502 and 42 CFR § 489.52, with respect to the Governmental Program provider numbers to be transferred to Buyer under this Agreement, none of the Subsidiaries has undergone a cessation of business and each Subsidiary has remained operational as defined in 42 CFR § 424.502.  To the Knowledge of the Company, there is no material violation, default, or deficiency that exists with respect to the Governmental Program provider numbers owned by the Subsidiaries that would give cause for termination of the provider agreement or revocation of enrollment or billing privileges by any Governmental Program.

(vii)                           The Company and each Subsidiary are in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws.  The Company and each Subsidiary have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act.  Since the Acquisition Date, neither the Company nor any Subsidiary has received any written communication, or to the Company’s Knowledge, any verbal notice, from any Governmental Authority that alleges that the Company or any Subsidiary is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.  Since the Acquisition Date, no Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for the Company or any Subsidiary that is subject to the notification requirements of 45 CFR Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws.  For purposes of this Section, “Breach” means a breach of unsecured Protected Health Information as defined in 45 CFR Section 164.402 and “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 CFR Section 160.103.  Each Subsidiary has records retention policies and procedures that require compliance with all records retention Laws pertaining to retention of health care records, including records retention requirements imposed by Medicare and applicable Medicaid programs, and, since the Acquisition Date, each Subsidiary has materially complied with such policies and procedures and such Law.

(viii)                        To the Knowledge of the Company, since the Acquisition Date, none of the Company Group, or any officer or director of any of them, acting alone or together, has performed any of the following acts:  (A) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (B) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, or (C) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than described in the documents supporting the payment.

(ix)                              The Company has not engaged directly in the providing of any health care services.  All health care business of the Company Group has been conducted through the Subsidiaries.

(c)                                  Section 5.10(c) of the Disclosure Schedule sets forth a true, complete and correct list of: (i) the authorized services provided by each Home Health Agency; and (ii) the service area of each Home Health Agency.  The Company Group possesses all Permits that are necessary or required to be obtained from (A) the New York State Public Health and Health Planning Council; (B) the Centers For Medicare and Medicaid Services; (C) the States of New York and Connecticut in connection with the Subsidiaries’ license to operate in such states; and

(D) the States of New York and Connecticut in connection with the Subsidiaries’ participation in the Medicaid Program in such states, to carry on the health care operations of the Business in the manner presently conducted (collectively, “Health Care Permits”).  Seller has previously provided copies of all Health Care Permits to Buyer.  All Health Care Permits are valid and in full force and effect, no violations have occurred, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of those Health Care Permits.  To the Knowledge of the Company, no action has been taken or recommended by any Governmental Authority, either to revoke, withdraw or suspend any Health Care Permit.  No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation of any Health Care Permit or to revoke, suspend, restrict or cancel any Health Care Permit.

5.11                        Undisclosed Liabilities.

(a)                                 None of the Entities included among the Company Group has any material liability of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements prepared in accordance with GAAP, that is required to be disclosed as a liability on a balance sheet prepared in accordance with the Accounting Policies and Principles, except for: (i) liabilities reflected on or reserved against in the Financial Statements or disclosed in the notes thereto; (ii) liabilities that have arisen since the date of the Most Recent Financial Statements in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount; and (iii) the Worker’s Compensation Liability.

(b)                                 The Bonus Amount set forth on Exhibit C includes all change in control, severance, transaction, or “stay around” bonus or related or similar obligations payable to any current or former Company Group Employees or services providers.  The Directors Fees Amount set forth on Exhibit K includes all fees and other compensation payable to any current or former director or limited liability company manager of the Company and its Subsidiaries.  The Management Fees Amount set forth on Exhibit L includes all fees and other compensation payable to any Seller or any Seller Affiliate pursuant to any management services agreement, administrative services agreement, back-office agreement or other related or similar agreement.  The Guaranty Fees Amount set forth on Exhibit M includes all guaranty fees payable by the Company and its Subsidiaries to any Person. The Company Transaction Expenses represents all  amounts due and payable (and not previously paid) for costs and expenses incurred by the Company Group in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including for services rendered by third party brokers, bankers, attorneys, accountants or other representatives.

(c)                                  All amounts payable by the Company Group which remain outstanding on the Closing Date, including any earn-outs or deferred payments and any amounts payable pursuant to promissory notes, under any agreements to purchase assets or equity will be paid in full as part of the payment of the Company Indebtedness at the Closing, including without limitation, in connection with the June 27, 2012 purchase by Litson Certified Care, Inc. of certain assets of the Department of Health of the County of Ulster, the July 20, 2012 purchase by Litson Health Care, Inc. of certain assets of Bermac Home Aides, Inc. and the December 31,

2012 purchase by the Company of 100% of the outstanding stock of Connecticut Home Health Care, Inc.

5.12                        Permits.  The Company Group possesses all material Permits, other than Health Care Permits, necessary to carry on the operations of the Company Group in the manner presently conducted (collectively, “Non-Health Care Permits”).  Section 5.12 of the Disclosure Schedule sets forth all material Non-Health Care Permits, which Non-Health Care Permits are valid and in full force and effect except as set forth therein.  Since the Acquisition Date, the Company and each of its Subsidiaries has complied, and is currently in compliance with, all material terms and conditions of the Non-Health Care Permits.  Neither the Company nor any Subsidiary is in default under, or violation of, any material Non-Health Care Permits held by it. No Proceeding is pending or, to the Knowledge of the Company, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Non-Health Care Permits.

5.13                        Environmental Matters.  The Business is presently conducted, in all material respects, in compliance with all applicable Environmental Laws.  Neither the Company nor the Subsidiaries has received any written citation or other notification from any Governmental Authority or any other Person that the Company or the Subsidiaries is in violation, in any material respect, of any Environmental Laws.  Neither the Company nor the Subsidiaries is subject to any Decree issued by any Governmental Authority with respect to Environmental Laws or violations thereof.  Neither the Company nor the Subsidiaries has generated, used, transported, treated, stored, released or disposed of any Hazardous Substances in material violation of any applicable Environmental Laws.

5.14                        Taxes.

(a)                                 All Tax Returns filed or required to be filed by or on behalf of the Company or the Subsidiaries have been duly filed or extended and each such Tax Return is true, correct and complete in all material respects. All material Taxes of the Company Group (including the assets, operations and business of the Company Group) have been timely paid in the manner required by applicable Tax Law, whether or not shown on a Tax Return.  Where required by GAAP, there has been made a separate adequate accrual on the balance sheet included in the Interim Balance Sheet for the payment in full of all material Taxes of the Company Group (including the assets, operations and business of the Company Group) that are not yet due and payable.  To the Knowledge of the Company, no adjustment relating to any Tax Return of or including the Company Group or their respective assets or operations has been proposed by any Governmental Authority.

(b)                                 The Company has provided to Buyer true, correct, and complete copies of all income Tax Returns of the Company Group filed for every taxable period for which the applicable statutory period of limitations has not expired.

(c)                                  There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) on any of the assets of the Company or the Subsidiaries.

(d)                                 The Company Group have withheld from salaries, wages and other amounts paid or owing and deposited with and reported to the appropriate taxing authorities all material amounts required to be so withheld, deposited or reported under Tax information reporting and withholding provisions of applicable Law.

(e)                                  Neither the Company nor any Subsidiary is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of any Governmental Authority) within which: (i) to file any Tax Return or make any election, designation or similar filing relating to Taxes for which it is liable or (ii) to pay or remit any Taxes for which it is liable.  Neither the Company nor any Subsidiary has extended any statute of limitations with respect to any material amount of Taxes for which it is liable.  Neither the Company nor any Subsidiary has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(f)                                   Since the Acquisition Date, neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(g)                                  Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement (other than any agreement entered into in the Ordinary Course of Business, the primary focus of which is not Taxes (including leases, loans or purchase and sale contracts that include ancillary Tax provisions)).  Neither the Company nor any Subsidiary: (i) has been a member of an affiliated group (under Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company or the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(h)                                 Since the Acquisition Date, neither the Company nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous provision of state, local or foreign Laws relating to taxation).  No audit, suit, proceeding, claim, examination, deficiency or assessment concerning Taxes is currently being conducted by any Governmental Authority.  Neither the Company nor any Subsidiary has received any written notice of assessment or proposed assessment in connection with any Taxes, which assessment has not since been paid, settled or otherwise satisfied.  Since the Acquisition Date, no waivers of statutes of limitation have been given or requested by the Company or any Subsidiary in connection with any material Tax Return covering the Company or any Subsidiary, or with respect to any material Taxes for which the Company or its Subsidiaries could reasonably be expected to be liable.

(i)                                     For periods beginning January 1, 2011, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company and its Subsidiaries.  None of the Tax Returns filed by or with respect to the Company or any Subsidiary contains a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(j)                                    No claim has been made by any taxing authority in any jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(k)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiaries.

(l)                                     All deficiencies asserted, or assessments made, against the Company or its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(m)                             Neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(n)                                 Neither the Company nor any Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o)                                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

(p)                                 The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                                  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                               a prepaid amount received on or before the Closing Date;

(iv)                              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                                 any election under Section 108(i) of the Code.

5.15                        Intellectual Property.

(a)                                 The Company Group owns, or has a valid license or other right to use, all of the material Intellectual Property used in the operation of the Business as currently conducted (the “Company Intellectual Property”).  Section 5.15(a) of the Disclosure Schedule sets forth a list of all registered Company Intellectual Property.

(b)                                 To the Knowledge of the Company, the operation of the Business as it is currently conducted does not infringe on the Intellectual Property of any other Person.  Since

December 31, 2011, neither the Company nor the Subsidiaries has received any written notice asserting any such infringement.

5.16                        Contracts.

(a)                                 Section 5.16(a) of the Disclosure Schedule lists the following (collectively, the “Material Contracts”):

(i)                                     all Contracts with customers, suppliers or vendors providing for annual expenditures or receipts or payments by the Company or the Subsidiaries of $100,000 or more;

(ii)                                  all Contracts relating to Company Indebtedness;

(iii)                               all Contracts relating to employment or compensation with an aggregate annual salary and cash bonus in excess of $50,000 or containing any change-in-control or severance payment obligations;

(iv)                              all Contracts providing for commission or equity or non-equity incentive payments;

(v)                                 all lease agreements (whether of real or personal property) providing for annual lease payments in excess of $50,000;

(vi)                              all Contracts to which the Company or the Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than the Subsidiaries), on the other hand, are parties or by which they are bound that relate to or are connected in any way with the Business;

(vii)                           all Contracts with any Governmental Authority;

(viii)                        all Contracts restricting the ability of the Company or the Subsidiaries to engage in any line of business or to compete with any Person;

(ix)                              all Contracts relating to the prospective acquisition or disposition of any material assets, product line or service offering outside the Ordinary Course of Business;

(x)                                 all partnership, joint venture, operating agreements or other similar Contracts;

(xi)                              corporate integrity agreements, settlement and other agreements with Governmental Authorities;

(xii)                           agreements in which any of the Company or its Subsidiaries manages the operations of another party, and any agreement in which any of the Company or its Subsidiaries has material management services provided to it;

(xiii)                        any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding business associate agreements entered into in the ordinary course of business);

(xiv)                       any guarantees by the Company of indebtedness or other obligations of the Company or any other Person;

(xv)                          any outstanding powers of attorney; and

(xvi)                       all agreements relating to worker’s compensation arrangements, liabilities or obligations.

(b)                                 Each of the Material Contracts is in full force and effect, is a valid and binding obligation of the Company or the Subsidiaries, as the case may be, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity).  Neither the Company nor the Subsidiaries is in breach of, or default under, any Material Contract, except for breaches and defaults that would not have a Material Adverse Effect.  Sellers have made available to Buyer a true, correct and complete copy of each Material Contract.

5.17                        Insurance.  The Company and each of the Subsidiaries maintain insurance coverage in amounts and types that are customary in the industry for similar companies and sufficient to cover the replacement value of the properties and assets of the Company Group covered by such policies, and all such policies are valid and in full force and effect.  The Company has delivered to Buyer true, correct and complete copies of all such policies in place as of the date hereof, together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies.  Such policies are current, are valid and in full force and effect, all premiums due thereon have been paid, and the Company and each of the Subsidiaries has complied in all material respects with the provisions of such policies.  No Proceedings are pending or, to the Knowledge of the Company, threatened, or during the prior three (3) year-period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any of such policies has been received.

5.18                        Litigation.  Except as set forth in Section 5.18 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened, against or otherwise affecting the Company or the Subsidiaries, nor is there any material Decree of any Governmental Authority or arbitrator outstanding against the Company or the Subsidiaries.

5.19                        Labor Matters.

(a)                                 Section 5.19(a) of the Disclosure Schedule sets forth for each Employee whose annual base salary exceeds $50,000, such Employee’s name, title or position held, and base salary, wage or other pay rate.

(b)                                 Neither the Company nor the Subsidiaries is a party to any collective bargaining agreement or other labor union contract and, to the Knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any Employee or group of

Employees with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c)                                  The Company Group is, in all material respects, in compliance with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, workers compensation, prohibited discrimination, employment eligibility or other similar employment practices or acts.

(d)                                 There are no pending nor, to the Knowledge of the Company, threatened labor strikes, work stoppages, slowdowns or refusals to work or similar material labor disruption or dispute affecting the Company or the Subsidiaries, and, to the Knowledge of the Company, there are no labor disputes currently subject to any grievance procedure or Proceeding.

(e)                                  Except as set forth in Section 5.19(e) of the Disclosure Schedule, no current or former Employees of the Company or any Subsidiary are entitled to any bonus, severance or other compensation arising out of or relating to the transactions contemplated by this Agreement.   Except as set forth in Section 5.19(e) of the Disclosure Schedule, none of the Employees of the Company or any Subsidiary are entitled to or participate in any equity based compensation, options, warrants, equity grants, severance, deferred compensation or other similar bonus or compensation plan.

(f)                                   The Company is in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and all Employees who are not United States citizens (i) are set forth in Section 5.19(f) of the Disclosure Schedule, and (ii) to the Company’s Knowledge, are authorized under United States immigration laws to hold United States employment.

(g)                                  The Company Group has not conducted a facility closing or mass layoff of any kind resulting in a loss of employment of 40 or more active Employees at any single site of employment during the six months preceding the date of this Agreement and Sellers have had no notice obligations under the Worker Adjustment and Retraining Notification (WARN) Act for any facility closing or layoff of any kind relating to the Business which occurred prior to the date of this Agreement.

5.20                        Employee Benefits.

(a)                                 Set forth in Section 5.20(a) of the Disclosure Schedule is a list of each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA); (iii) employment, consulting, compensation, severance, retention, change in control or other similar Contract involving an annual cost of more than $50,000; and (iv) plan, arrangement, policy or Contract providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, retirement benefits, life, health, disability, salary continuation, vacation, sick leave, fringe or accident benefits, profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights, stock purchase, stock ownership or other forms of incentive compensation or post-retirement benefits, in each case which is maintained by or contributed to by, or required to be maintained by or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability, with respect to any current or former Employee, independent contractor, consultant, officer, director, member of the Company or any Subsidiary, or to any worker providing services to the Company or any Subsidiary through an employee leasing agreement (the foregoing collectively, the “Benefit Plans and Arrangements”), whether or not subject to ERISA.

(b)                                 Each Benefit Plan and Arrangement has been established and administered in accordance with its terms in all material respects, and is in material compliance with, all applicable Laws, including ERISA and the Code.  All contributions to, and payments from, each Benefit Plan and Arrangement that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

(c)                                  Neither the Company nor any Subsidiary has ever maintained, been a participating employer in, contributed to, or has or may have any liability with respect to a Benefit Plan and Arrangement (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  Neither the Company, nor any Subsidiary has sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Neither the Company nor any Subsidiary has any contingent liability under Title IV of ERISA with respect to an ERISA Affiliate.

(d)                                 With respect to each Benefit Plan and Arrangement, neither the Company nor its Subsidiaries has engaged in any prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans and Arrangements that would reasonably be expected to result in any material liability or excise tax to the Company or any Subsidiary under ERISA or the Code.

(e)                                  As applicable with respect to each of the Benefit Plans and Arrangements, the Company has made available to Buyer a true, correct and complete copy or original of, if applicable (i) each Benefit Plan and Arrangement (or, in the case of an unwritten Benefit Plan and Arrangement, a written description thereof), including all amendments thereto and all related trust documents, and, for plans intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), all prior documents in effect during the period commencing January 1, 2012, for such Qualified Plans, including for such Qualified Plans that have been merged or whose assets have been transferred into the Qualified Plan of the Company or any Subsidiary; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the most recent summary plan description and all subsequent summaries of material modifications, if any; (iv) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service; (v) all insurance policies in the possession of the Company or any Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each of the Benefit Plans and Arrangements; (vi) the most recent nondiscrimination testing and compliance reports, including all auditor’s management letters; and (vii) copies of material notices, letters or other correspondence since 2010 from the Internal Revenue Service, Department of Labor, Pension

Benefit Guarantee Corporation or other Governmental Authority related to a Benefit Plan and Arrangement.

(f)                                   Except as set forth in Section 5.20(f) of the Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement (either alone or together with any other event) will entitle any Person to severance, change in control or other similar pay or benefits, or accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer or Employee of the Company or any Subsidiary.  There are no Proceedings (other than routine claims for benefits) pending or, the Knowledge of the Company, threatened, involving any of the Benefit Plans and Arrangements or the assets thereof.

(g)                                  None of the Benefit Plans and Arrangements (i) is subject to non-U.S. Law, or (ii) covers Employees whose principal location of employment is outside the U.S.

(h)                                 Each individual classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan and Arrangement.

(i)                                     Except as required by applicable Law, no provision of any Benefit Plan and Arrangement or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan and Arrangement.  None of the Company or any Subsidiaries has any commitment or obligation, nor has it made any representations, to any Employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan and Arrangement or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(j)                                    There has been no amendment to, announcement by Seller, the Company or any of their Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan and Arrangement or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, Employee, independent contractor or consultant, as applicable.

(k)                                 Neither the Company nor any Subsidiary has any liability for life, health, medical or other welfare benefits for former Employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans and Arrangements, other than as required by COBRA or any other applicable Law.

(l)                                     No amount or other entitlement that could be received as a result of the transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Company or any Subsidiary will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  All Benefit Plans and Arrangements subject to Section 409A of the Code is documented and operated in compliance in all respects with Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).  No director, officer, Employee or independent contractor of the Company or any Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

5.21                        Tangible Personal Property.  The Company Group have good title to, or a valid leasehold interest in or other right to use, all of the equipment and other tangible personal property used in the operation of the Business as it is currently conducted, in each case subject to Permitted Encumbrances.  The equipment used by the Company Group in the operation of the Business is, in all material respects, in adequate working condition (ordinary wear and tear excepted) and, to the Knowledge of the Company, is not in need of maintenance or repair, except for ordinary, routine maintenance and repair in the Ordinary Course of Business.

5.22                        Transactions with Certain Affiliates.  Section 5.22 of the Disclosure Schedule specifies all Related Parties that either currently or at any time since December 31, 2013: (a) have, or during such period have had, directly or indirectly, any material interest in any material property (real or personal, tangible or intangible) that any of the Company Group uses or during such period has used in or pertaining to the business of the Company Group or (b) have or during such period have had, directly or indirectly, any material business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries or involving any material asset or property of the Company or any of the Subsidiaries.  At or prior to Closing, all agreements between a Related Party, and any of the Company Group will be terminated and none of the Company Group will have any further liabilities or obligations to such Related Party under such agreements or otherwise.

5.23                        Accounts Receivable.  Except as set forth on Section 5.23 of the Disclosure Schedule or as otherwise reserved on the Most Recent Balance Sheet, the accounts receivables reflected in the Most Recent Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

5.24                        Worker’s Compensation.  Except as disclosed on Section 5.24 of the Disclosure Schedule, each of the Company and its Subsidiaries are in material compliance with all worker’s compensation laws with respect to the Business and has worker’s compensation insurance on a self-insured basis with respect to the Business.  Section 5.24 of the Disclosure Schedule also identifies any pending worker’s compensation claims by state relating to the Company or its Subsidiaries or the Business, including applicable insurance coverage.  Each of the Company and its Subsidiaries has paid all stop loss premiums relating to worker’s compensation coverage.

5.25                        Full Disclosure.  No representation or warranty by Sellers or the Company in this Agreement and no statement contained in the Disclosure Schedule or in the Sellers Closing Certificate to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

6.1                               Cooperation; Regulatory Approvals.

(a)                                 Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII).

(b)                                 As soon as practicable, Sellers and Buyer shall commence all reasonable actions to obtain any Regulatory Approvals and make any required notifications and filings, as set forth in Section 6.1(b) of the Disclosure Schedule, that are required to consummate the transactions contemplated by this Agreement (the “Required Consents and Filings”).  The Parties shall cooperate and Sellers and Buyer shall use commercially reasonable efforts to diligently obtain the Regulatory Approvals.

6.2                               Access.  Prior to the Closing, the Company Group will permit representatives of Buyer to have reasonable access, during normal business hours and in a manner so as not to interfere with the normal business operations of the Company Group, to the premises, properties, books, records, contracts and documents of or pertaining to the Business as Buyer may reasonably request.  All requests for information made pursuant to this Section 6.2 shall be directed to the officers, branch administrators or other agents of the Companies listed in Section 6.2 of the Disclosure Schedule, or such other officers, branch administrators or other agents of the Company Group as may be designated in writing by Sellers’ Representative.  The Company shall not be required to disclose any information to Buyer if such disclosure would, in the Company’s sole discretion: (a) cause significant competitive harm to the Company or its Subsidiaries and their respective businesses if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

6.3                               Notification of Certain Matters.

(a)                                 Prior to the Closing, each Party shall give prompt notice to the other Parties of: (i) any Proceeding commenced or threatened in writing wherein an unfavorable Decree would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or would have been required to have been disclosed pursuant to Section 5.18; (ii) any failure by such Party to comply with or satisfy, in any material respect, any covenant, agreement or condition to Closing to be complied with or satisfied by it under this Agreement; (iii) any information, development or state of affairs that arises or of which it becomes aware which would cause or result in a breach of any of the representations and warranties of such Party set forth in this Agreement; (iv) any notice or other communications from any Governmental Authority in connection with the transactions contemplated by this

Agreement; (v) any notice or other communication from any Person alleging that the consent of  such Person is or may be required in connection with the transactions contemplated by this Agreement; and (vi) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or any Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 7.1 or 7.2 to be satisfied.  Furthermore, Sellers will supplement or amend the Disclosure Schedule with respect to any matter arising or discovered after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, other than matters contemplated to occur by this Agreement or that arise in the Ordinary Course of Business.

(b)                                 Buyer’s receipt of information pursuant to Section 6.3(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Sellers in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1(a) have been satisfied.

(c)                                  Prior to the Closing Date, Sellers agree to update Exhibit C, Exhibit K, Exhibit L, and Exhibit M to reflect any change in accrued and unpaid Bonus Amounts, Directors Fees Amounts, Management Fees Amounts and Guaranty Fees Amounts so that such Exhibits set forth a true and correct statement of the amount of such accrued and payable fees.

6.4                               Operation of Business.

(a)                                 From the date of this Agreement until the Closing, except: (i) as otherwise contemplated by this Agreement; (ii) for matters set forth in Section 6.4 of the Disclosure Schedule; or (iii) as otherwise required by Law or any Governmental Authority, the Company will not, and will not cause or permit the Subsidiaries to, (A) take any action described in Section 5.9 or (B) otherwise take any action or enter into any transaction outside the Ordinary Course of Business, in each case, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).  In addition, the Company will, and shall cause its Subsidiaries to, use commercially reasonable efforts to operate the Business in the ordinary course and to take those steps it has taken in the past and commercially reasonable additional steps to preserve the Business, keep available the services of key Employees and preserve the current relationship of the Company and its Subsidiaries with customers, payors and suppliers, of, and other Persons which have significant business relationships with, the Company and its Subsidiaries during the period beginning on the date of this Agreement and ending on the Closing Date.

(b)                                 Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(i)                                     cause the Company Group to preserve and maintain all of its Permits, unless a Permit is no longer required in connection with the operation of the Business;

(ii)                                  cause the Company Group to pay its debts, Taxes and other obligations in the Ordinary Course of Business;

(iii)                               cause the Company Group to maintain the properties and assets owned, operated or used by the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)                              cause the Company Group to continue in full force and effect insurance coverages substantially similar in scope as currently maintained by the Company Group, except as required by applicable Law;

(v)                                 cause the Company Group to defend and protect its properties and assets from infringement or usurpation which the Company Group become aware of;

(vi)                              cause the Company Group to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business, except for any obligation which the Company Group are contesting in good faith;

(vii)                           cause the Company Group to maintain its books and records in accordance with past practice; and

(viii)                        cause the Company Group to comply in all material respects with all applicable Laws.

(c)                                  In addition to the foregoing, from the date of this Agreement until the Closing:

(i)                                     the Company shall consult with Buyer concerning any material operational matters of the Company and its Subsidiaries, including those matters described on Exhibit I, any proposed changes in senior management, and any proposed capital expenditures or contractual commitments that individually or in the aggregate involve expenditures in excess of $250,000;

(ii)                                  the Company will permit one individual designated by Buyer to attend (either in person or by phone) all meetings of the Company’s Board of Directors in a non-voting, observer capacity, except for any such meeting at which information that is required by applicable Law to be kept confidential (such as credentialing information) will be discussed or which, if discussed in the presence of Buyer’s representative, would waive any applicable privilege (such as compliance issues); and

(iii)                               within 30 days after the end of each month after the execution of this Agreement and prior to the Closing Date, Sellers will deliver or cause to be delivered to Buyer internally prepared monthly and year-to-date financial statements of the Company Group on a combined basis (consisting of a balance sheet and a statement of income with a comparison to the fiscal year ended December 31, 2013, and to budget, prepared in accordance with the Accounting Policies and Principles and in a manner consistent with past practices and procedures.

(d)                                 In addition to the foregoing, from the date of this Agreement until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Sellers agree not to undertake or permit any of the Company Group to undertake, any of the following actions:

(i)                                     issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company (including the Shares) or any Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Subsidiary, or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Shares) or any Subsidiary outstanding on the date hereof;

(ii)                                  redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any Subsidiary;

(iii)                               adopt any amendment to the certificate of incorporation or by-laws of the Company or any Subsidiary;

(iv)                              incur any Company Indebtedness (other than in the ordinary course consistent with past practice, borrowings from the Company Group’s current senior lender, and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(v)                                 (A) increase in any material manner the rate or terms of compensation or benefits of any of its Employees or directors except as may be required under existing employment agreements or such increases for rank-and-file Employees as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employee benefit not provided for under the terms of any Benefit Plans and Arrangements to any director, officer or Employee, whether past or present other than in the ordinary course of business consistent with past practice, or (C) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the Ordinary Course of Business or as expressly required by any applicable Laws, including Section 409A of the Code;

(vi)                              (A) except in the Ordinary Course of Business, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii)                           acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii)                        make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and Employees in the Ordinary Course of Business;

(ix)                              make any change in any method of accounting other than those required by GAAP;

(x)                                 amend or modify any Material Contracts other than in the Ordinary Course of Business;

(xi)                              make any capital expenditures, in excess of $250,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than in the Ordinary Course of Business;

(xii)                           make any payment of the Company Group’s accounts payable or take receipt of any of the Company Group’s accounts receivable, or otherwise make any change in the treatment or handling of either of them, in each case other than in the Ordinary Course of Business;

(xiii)                        declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to Sellers; or

(xiv)                       authorize, propose or agree  in writing to take any of the foregoing actions.

(e)                                  Nothing contained in this Section 6.4 shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Company and the Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement and with the requirements of applicable Law, including Parts 760 and 765 of the NY DOH regulations to the extent that they are applicable, complete control and  direction over their respective business, assets and operations.  The Parties acknowledge that Buyer has entered into a Business Associates Agreement with Seller and all providing of patient information in connection with Buyer’s due diligence and pre-closing cooperation with comply with the requirements of such agreement and applicable Law.

(f)                                   Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that any failure by the Company or any Seller to take or omit to take any action in accordance with the terms of this Section 6.4 or Exhibit I will not by itself be the basis for any claim for indemnification by any Buyer Indemnitee under this Agreement, unless such failure results in a Material Adverse Change.

6.5                               Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay their respective costs and expenses in connection with the negotiation and preparation of this Agreement and the Ancillary Documents, and their respective performance hereunder and thereunder, including fees, expenses and disbursements of third party brokers, attorneys, accountants and other service providers.

6.6                               Confidentiality.  The Parties acknowledge and agree that this Agreement does not, and any termination of this Agreement shall not, in any manner modify or limit any party’s rights and obligations under the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

6.7                               No Public Announcement.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication to the Company Group’s Employees or Persons having business relations with the Company or the Subsidiaries, shall be issued or made by any Party, in each case without the joint approval of Buyer and Sellers’ Representative, which approval shall not be unreasonably withheld, delayed or conditioned; provided that the foregoing restrictions shall not restrict or prohibit: (a) any Party from making any announcement to its Employees, equity holders, customers and other business relations to the extent such Party reasonably determines in good faith that such announcement is necessary or advisable; or (b) Sellers’ Representative from providing general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with the fundraising, marketing, informational or reporting activities of Sellers’ Representative.

6.8                               Directors’ and Officers’ Indemnification.

(a)                                 For not less than six years after the Closing, subject to the limitations set forth in this Section 6.8, Buyer agrees that all rights to indemnification or exculpation existing as of the date of this Agreement in favor of the directors, officers, Employees and agents of the Company Group, as provided in their respective Organizational Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect, and Buyer shall cause each Entity included among the Company Group to perform and discharge its obligations to provide such indemnity and exculpation.  Subject to the limitations described in Section 6.8(b), to the maximum extent permitted by applicable Law and as provided in the Company’s Organizational Documents, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Company or the Subsidiaries, as the case may be, to advance expenses in connection with such indemnification as provided in the Organizational Documents of the Company or the Subsidiaries or such other applicable agreements.  The indemnification and liability limitation or exculpation provisions of the Organizational Documents of the Company Group shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, are or were directors, officers, Employees or agents of the Company or the Subsidiaries, unless such modification is required by applicable Law.

(b)                                 Prior to the  Closing, (i) Sellers shall cause the Company Group to maintain its existing directors’ and officers’ liability insurance coverage, and (ii) Sellers shall cause the Company Group to purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s or the Subsidiaries’ directors’ and officers’ liability insurance policies as of the date of this Agreement, for a period of six years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Company’s and the Subsidiaries’ current directors’ and officers’ liability insurance policies; provided that Sellers may permit the Company or the Subsidiaries to substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.  The cost of such “tail” insurance policy shall be borne by Seller.  Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of Company and Subsidiaries under this Section 6.8 shall be limited to the coverage provided by the “tail” policy acquired pursuant to this Section 6.8 and neither the Company nor any Subsidiary shall have any indemnification liability or obligation exceeding such coverage.  If the cost of the “tail” policy has not been paid prior to Closing, the expense will be treated as a Transaction Expense.  None of the Company Group will have any indemnification obligations under this Section 6.8 unless the “tail” policy is obtained as contemplated in this Section 6.8.

(c)                                  The current and former directors, officers, Employees and agents of the Company Group entitled to the indemnification, liability limitation, exculpation and insurance described in this Section 6.8 are intended to be third party beneficiaries of this Section 6.8.  This Section 6.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(d)                                 Buyer shall cause the Company Group to pay, all expenses, including reasonable attorneys’ fees, which may be incurred by the indemnified persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8, but only to the extent it is determined that Buyer or the Company has breached its obligations under this Agreement.

(e)                                  If Buyer, the Company, the Subsidiaries, or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, Buyer shall cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Buyer, the Company or the Subsidiaries, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the covenants and obligations set forth in this Section 6.8.

6.9                               Employment Matters.

(a)                                 Prior to the Closing, Sellers shall ensure that neither the Company nor the Subsidiaries (i) effectuate a “plant closing” or “mass layoff” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder, or (ii) terminate or layoff Employees other than in the Ordinary Course of Business.

(b)                                 After the Closing, Buyer shall ensure that neither the Company nor the Subsidiaries shall, at any time within 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

(c)                                  If requested in writing by Buyer, Sellers shall cause the Company Group to take all necessary steps to cause the termination of Company Group’s 401(k) plan immediately prior to the Closing.

(d)                                 Nothing contained in this Section 6.9, express or implied, is intended to confer upon any Employee any right to continued employment for any period or continued receipt of any specific employee benefit, nor shall constitute an amendment to or any other modification of any Benefit Plan and Arrangement.  Furthermore, this Section 6.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever.

6.10                        Preservation of Books and Records.  After the Closing Date, Buyer shall, and shall cause its Affiliates to, until the seventh anniversary of the Closing Date, retain all books, records and other documents of the Company Group relating to periods prior to the Closing and make the same available for inspection and copying by each Seller (at such Seller’s expense) during normal business hours, upon reasonable request and upon reasonable notice.  Buyer shall not, and shall cause each of its Affiliates to not, destroy or permit to be destroyed any such books, records or documents after the seventh  anniversary of the Closing Date without first advising Sellers’ Representative in writing and giving Sellers’ Representative a reasonable opportunity to obtain possession thereof.

6.11                        Insurance Coverage.  During the period beginning on the Closing Date and ending on the date that is 18 months following the Closing Date, Buyer shall cause the Company Group to maintain in force all property, fire and casualty, general liability, product liability, director and officer, professional malpractice and other insurance policies maintained by the Company Group as of the date of this Agreement, or replacement insurance policies providing comparable coverage.

6.12                        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.13                        Further Assurances; Closing Conditions.  Subject to the terms and conditions of this Agreement, each Party agrees, from time to time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

6.14                        No Solicitation of Other Bids.

(a)                                 Neither the Company nor any Seller shall, nor shall they authorize or permit any Subsidiaries or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Section 6.14, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or its Subsidiaries properties or assets.

(b)                                 In addition to the other obligations under this Section 6.14, Sellers and Company shall promptly (and in any event within three Business Days after receipt thereof by any Seller or the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  The Company and Sellers agree that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.15                        Tax Matters.

(a)                                 In the case of any Taxes of the Company or the Subsidiaries that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes that are either (A) based upon or related to income, receipts or expenditures, or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended at the end of the day on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Without limiting the generality of the immediately preceding sentence, any retention or transaction bonuses or other compensatory payments or payment obligations of the Company or the Subsidiaries to Company Group Employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement shall be considered to have been paid on or prior to the Closing Date, so long as such payments are included as Current Liabilities in the calculation of Working Capital. Any such bonuses, payments and payment obligations (and the employer’s share of any associated employment, payroll and similar Taxes) shall be deducted (pursuant to the “two and a half month rule” of Treasury Regulations Section 1.404(b)-1T, Revenue Procedure 2008-25 or otherwise) only on Tax Returns for the Tax period ending on the Closing Date. All Taxes of the Company Group that are accrued and unpaid for the period through the Closing Date, including Taxes for the portion of the Straddle Period ending on the Closing Date shall be included as a Current Liability in calculating Working Capital.

(b)                                 Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company Group required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.  With respect to any Tax Returns filed with respect to any Pre-Closing Tax Period, or with respect to any Straddle Period, Sellers shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns (collectively, “Sellers’ Taxes”), to the extent not previously taken into account as a Current Liability in calculating the Final Working Capital.  Buyer shall notify Sellers’ Representative in writing of the amount due in respect of any such Tax Return no later than 20 Business Days prior to the date on which such Tax Return is due and attach to such written notice detailed worksheets showing the computation of the amount due.  No later than 10 Business Days prior to the date such Tax Return is due, (i) Sellers shall remit, or cause Sellers’ Representative to remit, the amount of Sellers’ Taxes in excess of the amount taken into account as a Current Liability in calculating the Final Working Capital or (ii) Seller’ Representative shall deliver to Buyer written notice that it disputes Buyer’s computation of the amount due, attaching detailed worksheets showing Sellers’ Representative’s calculation of the amount due (if any).  If Buyer and Sellers’ Representative are unable to resolve any dispute within five Business Days after the delivery of Sellers’ Representative’s written notice, Buyer and Sellers’ Representative shall engage the Accounting Firm to resolve the matter.  To the extent that Sellers’ Taxes are less than the amount previously taken into account as a Current Liability in calculating the Final Working Capital, Buyer shall promptly pay such difference to Sellers’ Representative (on behalf of Sellers).

(c)                                  Any refund of Taxes paid or credited to the Company or the Subsidiaries with respect to a Pre-Closing Tax Period, other than a refund attributable to a carryback of losses incurred in periods after the Closing, shall be for the benefit of Sellers and shall be paid to Sellers no later than 10 Business Days after receipt of payment or credit by the Company or the Subsidiaries, but only if the Company paid such Taxes prior to Closing or such Taxes were included as a Current Liability in the calculation of Working Capital.  All Tax Benefits realized by the Company or any Subsidiary and attributable to losses incurred in a Pre-Closing Tax Period shall be for the account of the Company, its Subsidiaries and Parent and not for the account of Sellers.   Amounts payable to Sellers pursuant to this Section 6.15(c) are subject to a right of setoff by Buyer for any unpaid Sellers’ Taxes.

(d)                                 Buyer shall not (and shall not cause or permit the Company or any of its Subsidiaries to) (i) amend any Tax Return filed with respect to any Tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each case without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  No election shall be made under Code Section 338(g) with respect to the transactions contemplated by this Agreement.

6.16                        Non-Competition and Non-Solicitation.

(a)                                 For a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restriction Period”), each Seller shall not, except in capacity as an officer or Employee of the Company or the Subsidiaries, engage in or assist others in engaging in the business of engaging in the home health, home care or personal care business (collectively, the “Restricted Business”) in the states of New York, Ohio or Connecticut (collectively, the “Territory”), as a stockholder, partner, member, owner, joint venturer, investor, employee, officer, director, sole proprietor, or similar capacity (other than as a holder of not more than two percent (2%) of the total outstanding stock of a publicly held company).

(b)                                 During the Restriction Period, each Seller shall not, directly or indirectly, for himself or itself or on behalf of any other Person: (i) induce, persuade or encourage any customer or supplier of the Restricted Business in the Territory to cease doing business with the Company, the Subsidiaries, Buyer or any Affiliate thereof; (ii) solicit or procure the business of any Person that is a customer of the Company or the Subsidiaries as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business; (iii) accept or procure any business from any Person that is a customer of the Company or the Subsidiaries as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business; or (iv) supply or procure any services to any Person that is a customer of the Company or the Subsidiaries as of the Closing Date in the Territory in connection with any activities which are in competition with the Restricted Business.

(c)                                  During the Restriction Period, each Seller shall not, directly or indirectly, for himself or itself or on behalf of any other Person, (i) hire or solicit for employment any Employee of the Company, the Subsidiaries, Buyer or any Affiliate thereof who was, as of the Closing Date, an Employee of the Company or the Subsidiaries or (ii) induce, persuade or encourage any Employee of the Company, the Subsidiaries, Buyer or any Affiliate thereof who was, as of the Closing Date, an Employee of the Company or the Subsidiaries to terminate such Employee’s position with the Company, the Subsidiaries, Buyer or any Affiliate thereof; provided, however, that the restrictions set forth in this Section 6.16(c) shall not prevent a Seller or any of its Affiliates from employing any such Employee who contacts a Seller  or any such Affiliate on such Employee’s own initiative without any direct or indirect solicitation by a Seller or any such Affiliate or in response to a general solicitation (including the use of a search firm) that is not directed specifically to Employees of the Company, the Subsidiaries, Buyer or any Affiliate thereof.

(d)                                 Each Seller acknowledges that: (i) an essential part of the acquisition contemplated by this Agreement is the purchase by Buyer of goodwill, and that to protect and preserve such goodwill, the covenants set forth in this Section 6.16 are not only reasonable and necessary but required as a condition to Buyer’s consummation of the transactions contemplated by this Agreement; (ii) the provisions of this Section 6.16 are the product of arm’s-length negotiations and are reasonable and necessary to protect and preserve Buyer’s interests in and right to the ownership, use and operation of the Business from and after the Closing Date; and (iii) Buyer would be irreparably damaged if such Seller breached his or its covenants set forth in this Section 6.16. In the event that any covenant contained in this Section 6.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)                                  The Parties recognize that damages in the event of a breach by any Seller of any provision of this Section 6.16 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.  The existence of this right shall not preclude any other rights or remedies at law or in equity which Buyer may have relating to a breach of this Section 6.16.

6.17                        Use of Corporate Name or Trade Name.  After the Closing, neither any Seller nor any of their respective Affiliates will use any of the legal or trade names associated with the Company Group or the Business, or any other trade name included within the Company Intellectual Property, any derivative or variation thereof or any name similar thereto.

6.18                        No Exercise of Put Options.  Each Seller agrees that he or it shall not exercise any option to put its Shares back to the Company.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                                 (i) each of the representations and warranties of Sellers set forth in Article III, and of the Company set forth in Article V (other than the representations and warranties listed in clause (ii) of this Section 7.1(a)), shall be true and correct in all material respects (without giving effect to any materiality qualifiers, including references to “Material Adverse Change” or “Material Adverse Effect,” contained therein) on and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date (except with respect to any such representation or warranty that is expressly made or speaks only as of the date of this Agreement or another specific date, which need only be true and correct on and as of the date of this Agreement or such other date, as applicable), and

(ii) each of the representations and warranties of Sellers set forth in Sections 3.1 (Organization), 3.2 (Authorization of Transaction), and 3.4 (Ownership of Shares), and of the Company set forth in Sections 5.1 (Organization, Qualification, Corporate Power and Authorization), 5.2 (Authorization of Transaction), 5.3 (Capitalization), 5.5 (Brokers’ Fees) and 5.7 (Subsidiaries), shall be true and correct in all respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)                                 Sellers and the Company shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Sellers and the Company under this Agreement at or prior to the Closing;

(c)                                  the Required Consents and Filings and the other Regulatory Approvals shall have been obtained or made;

(d)                                 no Decree of any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)                                  Sellers’ Representative and the Company shall have delivered to Buyer a certificate (the “Sellers Closing Certificate”) to the effect that each of the conditions specified in Sections 7.1(a) and (b) is satisfied;

(f)                                   the Company Warrants and the Company Options shall have been cancelled and evidence of such cancellation delivered by the Company to Buyer;

(g)                                  each holder of Company Options shall deliver an executed  Option Holder Agreement;

(h)                                 each holder of Company Warrants shall deliver an executed Warrant Holder Agreement;

(i)                                     Sellers shall have delivered to Buyer evidence satisfactory to Buyer that each Person entitled to a Bonus Amount has acknowledged in writing that such Person’s Bonus Amount represents the entire change in control, severance, stay bonus, transaction bonus or related or similar obligations payable to such Person by the Company Group and that such Person has executed a general release in favor of the Company Group in form satisfactory to Buyer;

(j)                                    Sellers shall have delivered to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries;

(k)                                 each Seller shall have delivered to Buyer a general release by such Seller of each Entity included among the Company Group, excluding rights with respect to director’s and officer’s indemnification to the extent contemplated in this Agreement and rights as a Seller under this Agreement;

(l)                                     the sale and transfer to Buyer of 100% of the Company’s issued and outstanding Shares;

(m)                             Buyer shall have received a certificate of the Secretary of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(n)                                 the Company shall have delivered to Buyer a good standing certificate for the Company and each Subsidiary from the secretary of state of the jurisdiction under the Laws in which each such entity is organized;

(o)                                 each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(p)                                 Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed;

(q)                                 the Company shall have delivered to Buyer all necessary payoff or similar letters with respect to the repayment and satisfaction, simultaneous with or prior to Closing, of the Company Indebtedness;

(r)                                    from the date of this Agreement, there shall not have occurred any Material Adverse Change, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Change.  For purposes of determining whether a Material Adverse Change has occurred that is reflected in whole or in part by a reduction in Adjusted EBITDA during the Calculation Period, the fact that Buyer has the separate right to an adjustment to the Preliminary Purchase Price pursuant to Section 2.2 shall be ignored because the Parties agree that, under such circumstances, Buyer shall have the right to either terminate its obligations under this Agreement due to the occurrence of a Material Adverse Change or waive such right and close with the benefit of the applicable adjustment to the Preliminary Purchase Price;

(s)                                   Sellers shall have delivered to Buyer evidence, satisfactory to Buyer in its sole discretion, that all obligations of the Company Group with respect to the obligations and liabilities relating to the Worker’s Compensation Liability have been fully satisfied and released or upon payment of an amount equal to the Worker’s Compensation Liability pursuant to Section 2.4, will be fully satisfied and released;

(t)                                    all intercompany Company Indebtedness shall be satisfied and paid in full or cancelled, and fully released, in each case to Buyer’s satisfaction prior to Closing;

(u)                                 Sellers shall have delivered to Buyer evidence satisfactory to Buyer that each Person entitled to share in the Directors Fees Amount has acknowledged in writing that such Person’s share of the Directors Fees Amount represents all of such fees payable to such Person by the Company Group;

(v)                                 Sellers shall have delivered to Buyer evidence satisfactory to Buyer that each Person entitled to share in the Guaranty Fees Amount has acknowledged in writing that such Person’s share of the Guaranty Fees Amount represents all of such fees payable to such Person by the Company Group;

(w)                               the “tail” directors’ and officers’ liability insurance policy contemplated in Section 6.8 is obtained, with coverage and terms reasonably acceptable to Buyer;

(x)                                 counsel for the David W. Brason Multi-Generational Irrevocable Trust shall have delivered to Buyer an opinion of counsel in form reasonably satisfactory to Buyer, only with respect to those matters set forth on Exhibit P as they relate to the David W. Brason Multi-Generational Irrevocable Trust;

(y)                                 counsel for Summer Street Capital II, L.P. and Summer Street Capital NYS Fund II, L.P. shall have delivered an opinion reasonably satisfactory to Buyer, only with respect to those matters set forth on Exhibit J as they relate to Summer Street Capital II, L.P. and Summer Street Capital NYS Fund II, L.P.;

(z)                                  the transactions contemplated under the Ohio SPA shall have closed; and

(aa)                          Sellers shall have delivered to Buyer all necessary payoff or similar letters, satisfactory to Buyer, with respect to repayment and satisfaction, simultaneous with or prior to Closing of the Company Indebtedness, including the release of any liens held by M&T Bank on any shares of the Company or its Subsidiaries or the assets of any of the Company or its Subsidiaries, along with a general release of the Company and the Subsidiaries from and against any liabilities or obligations under any M&T Bank loan or credit documents or otherwise.

7.2                               Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                                 each of the representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)                                 Buyer shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(c)                                  the Required Consents and Filings and the other Regulatory Approvals shall have been obtained or made;

(d)                                 no Decree shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority, that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)                                  Buyer and Parent shall have delivered to Sellers a certificate (the “Buyer Closing Certificate”) to the effect that each of the conditions specified in Sections 7.2(a) and (b) is satisfied;

(f)                                   Sellers shall have received a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(g)                                  Buyer shall have delivered to Buyer a good standing certificate for Buyer from the secretary of state of the jurisdiction under the Laws in which Buyer is organized;

(h)                                 Buyer shall have delivered to Sellers the deliveries set forth in Section 2.7(d);

(i)                                     Sellers shall have received evidence, satisfactory to Sellers in their sole discretion, that all obligations of the Company Group with respect to the obligations and liabilities relating to the Worker’s Compensation Liability have been fully satisfied and released or upon payment of an amount equal to the Worker’s Compensation Liability, will be fully satisfied and released; and

(j)                                    The transactions contemplated under the Ohio SPA shall have closed.

7.3                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.1.

ARTICLE VIII
REMEDIES

8.1                               Survival of Representations, Warranties and Covenants.

(a)                                 All of the representations and warranties contained in Articles III, IV and V of this Agreement shall survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided that:

(i)                                     the representations and warranties of Sellers contained in Sections 3.1 (Organization), 3.2 (Authorization of Transaction), and 3.4 (Ownership of Shares), 5.3 (Capitalization), and 5.7 (Subsidiaries) (collectively, the “Sellers’ Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of five years after Closing; and

(ii)                                  the representations and warranties of Buyer contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction), 4.5 (Investment), 4.7 (Investigation by Buyer) and 4.8 (No Reliance) (collectively, the “Buyer’s Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of five years after Closing.

Except as otherwise specifically provided in this Agreement, all covenants contained in this Agreement to be performed before or at the Closing shall not survive the Closing and all covenants contained in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(b)                                 The Parties acknowledge and agree that no claim may be brought in respect of a breach of any representation, warranty or covenant contained in this Agreement after the expiration of the survival period applicable to such representation, warranty or covenant, as set forth in Section 8.1(a).

(c)                                  Notwithstanding anything in this Agreement to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or indemnification clause and such claims shall survive until finally resolved.

8.2                               Claims Against Sellers.  From and after the Closing and subject to the provisions of this Article VIII, Buyer and its respective Affiliates (which shall include, following the Closing, the Company Group), directors, officers, managers, employees, and agents (collectively, the “Buyer Indemnitees”) shall be entitled to make a Claim for Indemnification against Sellers in respect of any and all losses, assessments, adjustments, recoupment, suspensions, offsets, damages, liabilities, costs and expenses (including reasonable attorney fees) (collectively, “Losses”) incurred by Buyer Indemnitees (“Buyer Losses”), arising out of or resulting from:

(a)                                 a breach of any representation or warranty of any Seller contained in Article III;

(b)                                 a breach of any representation or warranty of the Company contained in Article V;

(c)                                  a breach of any covenant or agreement of any Seller contained in this Agreement;

(d)                                 a breach of any covenant or agreement of the Company contained in this Agreement;

(e)                                  subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, Losses arising from: (i) any post-payment review by, or claims, actions, audits, investigations, or proceedings conducted by or on behalf of, any Third Party Payors or any Governmental Programs, including but not limited to, the New York State Department of Health, the State of New York Office of the Medicaid Inspector General, Connecticut Office of Quality Assurance, Medicare and Medicaid administrative contractors or intermediaries, recovery auditors (formerly, recovery audit contractors), long-term care audits, zone program integrity contractors or specialty medical review contractors, but only to the extent such Losses arise from services performed by the Company or any Subsidiary prior to the Closing Date; (ii) audits, investigations, claims, actions, proceedings or lawsuits filed by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, the Connecticut or New York State Attorney General, the Connecticut or New York State Medicaid agency or other agencies or persons with respect to health care fraud or False Claims Act Matters, qui tam or whistle blower actions, relating to the provision of health care services or the submission of health care claims by the Company or its Subsidiaries relating to dates of service prior to the Closing Date; (iii) any review by, or claims, actions, audits, investigations, or proceedings conducted by any Governmental Authority or Third Party Payor and relating to the operation of the business of the Company or its Subsidiaries or their participation in any Governmental Programs or Private Programs prior to the Closing Date; or (iv) medical malpractice claims arising out of or relating to the operation of the business of the Company and its Subsidiaries prior to Closing;

(f)                                   subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, other than for Benefit Plans and Arrangements which shall be subject to a survival period ending six years from the Closing Date, any Retained Employee Liabilities;

(g)                                  subject to a survival period for such indemnification obligation ending 18 months from the Closing Date, (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for the Pre-Closing Tax Periods, provided, for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by the Company and its Subsidiaries with respect to any compensatory payments made in connection with the transaction contemplated by this Agreement, whether such Taxes are incurred prior to, at, or following the Closing Date, shall be treated as arising in the Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and its Subsidiaries (or any predecessor of the Company and its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any Person imposed on the Company and its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and (iv) any Taxes that are the responsibility of Sellers;

(h)                                 any worker’s compensation claims relating to the pre-Closing period not included among the Worker’s Compensation Liability;

(i)                                     the failure of Company Group to comply with all applicable requirements of the Patient Protection and Affordable Care Act of 2010 (“PPACA”), including, without limitation, offering affordable coverage to a sufficient number of Company Group Employees to avoid penalties under the PPACA;

(j)                                    any obligation of the Company Group to indemnify Todd Brason with respect to expenses, claims or losses arising out of or relating to his status as a defendant in New York State Workers’ Compensation Board v. Wang that is not is fully covered by the Company Group’s directors and officers liability insurance coverage;

(k)                                 any Losses that arise out of the failure to include to any change in control, severance, transaction or “stay around” bonus or related or similar obligations, management fees, directors’ fees, guaranty fees, costs or expenses of the Company Group incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including for services rendered by third party brokers, bankers, attorneys, accountants or other representatives, and any payroll, withholding and similar expenses or costs  among those expenses or payables that:  (i) reduce the Preliminary Purchase Price pursuant to Sections 2.4(b) through (k); (ii) are included as a Current Liabilities for purposes of calculating Working Capital; or (iii) are included as a Final Company Transaction Expense for purposes of Section 2.5;

(l)                                     any claims, actions, proceedings or lawsuits filed or instituted by Cerner Corp. d/b/a Cerner BeyondNow, Inc. or any affiliate thereof (“Cerner”) regarding payments or fees allegedly owed to Cerner by BHC Services, Inc. or any member of the Company Group relating to any software solution allegedly used by BHC Services, Inc. or any member of the Company Group for any period prior to the Closing, including without limitation those matters referred to in Part 1 and Part 2 of Section 5.18 of the Disclosure Schedules;

(m)                             any claims, actions, proceedings, investigations, audits or lawsuits filed or instituted by any government agency or any individual or entity on behalf of any government agency (including without limitation, any qui tam or whistleblower action) with respect to any of the matters addressed in United States of America, ex. rel. Cary L. Zigrossi v. Western Regional Health Corporation, et. al., previously filed on March 2, 2011, in the United States District Court for the Western District of New York, and dismissed without prejudice by order of the court on April 24, 2014;

(n)                                 Helen M. Reed, Harold Reed, Administrator of the Estate of Helen M. Reed, Deceased v. Willcare, Inc., currently pending in New York state court, Cattaraugus County, New York (as more fully described in Part 3 of Section 5.18 of the Disclosure Schedule)

(the “Reed Litigation”), and any other lawsuit, claim, action or proceeding relating to the Reed Litigation;

(o)                                 any amounts required to be paid to, and any claims, actions, proceedings, or lawsuits filed or instituted by, Toski & Co. or any affiliate thereof (“Toski”) relating to any outstanding balance allegedly owed to Toski by Western Region Health Corporation or any other member of the Company Group for consulting services or any other products or services, or otherwise arising out of those matters referred to in Part 8 of Section 5.18 of the Disclosure Schedules; and

(p)                                 defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Buyer Indemnitees to indemnification hereunder.

8.3                               Claims Against Buyer.  From and after the Closing and subject to the provisions of this Article VIII, Sellers and each of their respective Affiliates, directors, officers, managers, employees (collectively, the “Seller Indemnitees”) shall be entitled to make a Claim for Indemnification against Buyer in respect of any and all Losses  incurred by Seller Indemnitees, arising out of or resulting from:

(a)                                 a breach of any representation or warranty of Buyer contained in Article IV; and

(b)                                 a breach of any covenant or obligation of Buyer contained in this Agreement.

8.4                               Matters Involving Third Party Claims.

(a)                                 If any third party shall notify any Party (the “Indemnified Party”) with respect to a Third Party Claim which may give rise to a Claim for Indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) the Indemnifying Party is prejudiced by such delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(b)                                 Any Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than 30 days after receipt by the Indemnifying Party of the Claim for Indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in connection therewith and the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne solely by such Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim.  If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days after receipt of the Claim for Indemnification that it elects to undertake the defense of the Third Party Claim, then the Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim but shall not thereby waive any right to seek indemnity therefor pursuant to this Article VIII.  Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required for any such settlement or compromise that (i) is exclusively monetary and (ii) does not contain an admission of liability on the part of any Indemnified Party.

(c)                                  All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and Buyer and each Seller (or a duly authorized representative of such Party) shall (and Buyer shall cause the Company Group to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.5                               Matters Not Involving Third Party Claims.  Buyer Indemnitees or Seller Indemnitees may make a claim under this Article VIII that does not involve a Third Party Claim in any amount to which they may be entitled under this Article VIII by providing a Claim for Indemnification against the appropriate Indemnifying Party promptly (but in no event more than 10 Business Days) after such Indemnified Party has notice of any Losses that may give rise to a Claim for Indemnification; provided, however, that no delay on the part of a Buyer Indemnitee or Seller Indemnitee in notifying such Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) such Indemnifying Party is actually prejudiced by such delay.  Such Indemnifying Party shall have 30 days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party.  If an objection is delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 20 Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.

8.6                               Limitations on Indemnification.

(a)                                 Notwithstanding anything to the contrary in this Agreement, the right of Buyer Indemnitees to indemnification in respect of Buyer Losses under this Article VIII shall be subject to the following limitations:

(i)                                     Buyer Indemnitees shall not be entitled to assert any Claim for Indemnification pursuant to Sections 8.2(a) or 8.2(b) in respect of any Buyer Losses, or series of related Buyer Losses, until the aggregate amount of all Buyer Losses actually incurred by Buyer Indemnitees exceeds an amount equal to $275,000 (the “Deductible Amount”), in which case Buyer Indemnitees shall have the right to seek indemnification for the amount of Buyer Losses in excess of the Deductible Amount; provided, however, that the limitation set forth in this Section 8.6(a)(i) shall not apply to Buyer Losses based upon, arising out of or resulting, directly or indirectly, from (i) a breach of Sellers’ Fundamental Representations, or (ii) fraud, criminal activity or willful misconduct;

(ii)                                  the aggregate maximum amount available to Buyer Indemnitees for Claims for Indemnification pursuant to Sections 8.2(a) and (b) shall be limited to the amount of funds in the Indemnification Escrow Amount from time to time, and all Claims for Indemnification by Buyer Indemnitees pursuant to Sections 8.2(a) and (b) shall be satisfied solely out of funds from the Indemnification Escrow Amount; provided, however, that the limitation set forth in this Section 8.6(a)(ii) shall not apply to Buyer Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Sellers’ Fundamental Representations, or (B) fraud, criminal activity or willful misconduct;  and

(iii)                               in no event shall any Seller’s aggregate personal liability arising out of or resulting from this Agreement exceed an amount equal to such Seller’s Closing Sale Proceeds.  Neither the preceding sentence nor the reference to “severally, but not jointly” in the preamble to Artice III shall be interpreted to restrict Buyer’s recourse for payment against the entire Indemnification Escrow Amount as contemplated pursuant to this Agreement;

(b)                                 The amount of any and all Buyer Losses shall be determined net of: (i) any amounts actually recovered by Buyer Indemnitees or Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contribution agreements or contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Buyer Losses; and (ii) any Tax Benefit realized by a Buyer Indemnitee or a Seller Indemnitee, as applicable, provided that such Tax Benefit is deductible currently (not a deferred tax benefit) and does not place the applicable Buyer Indemnitee or Seller Indemnitee, in the opinion of such indemnitee’s independent accounting firm, in an uncertain adverse tax position (i.e., doesn’t have substantial authority supporting such position or which Buyer’s accounting firm or tax counsel does not believe satisfies the “more likely than not” standard).  If an Indemnified Party recovers any amount under insurance policies or other collateral sources within two years after an indemnification payment is made to him or it pursuant to this Article VIII, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the recovered amount; provided that in no event shall the amount of such payment to the Indemnifying Party exceed the amount of such indemnification payment.  Any reduction of Losses under this paragraph shall be net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligations to seek to recover any insurance proceeds in connection with making a claim under this Article VIII).

(c)                                  No Buyer Indemnitee shall be entitled to be indemnified with respect to Buyer Losses that were included as a liability in the calculation of Final Working Capital or was reflected in an adjustment to Company Enterprise Value pursuant to Section 2.5(a)(i)(E).  The representations, warranties and covenants of Sellers and the Company, and a Buyer Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer Indemnitee (including by any of its Representatives) or by reason of the fact that Buyer Indemnitee or any of its Representatives know or should have known at any time that any such representation or warranty is, was or might be inaccurate or by reason of Buyer Indemnitee’s waiver of any condition set forth in Article VIII.

(d)                                 Notwithstanding anything to the contrary in this Agreement, Buyer agrees and acknowledges that: (i) Buyer Indemnitees shall have no recourse under this Agreement or any Ancillary Document against any current or future director, manager, officer, employee, limited partner, member, shareholder or agent of an Entity Seller or any Affiliate or assignee thereof (other than any Seller and the general partner of any Seller), whether pursuant to any Proceeding, the enforcement of any assessment, or by virtue of any applicable Law; and (ii) no personal liability of any nature shall attach to, be imposed on or otherwise be incurred by, any current or future director, manager, officer, employee, limited partner, member, shareholder or agent of an Entity Seller or any Affiliate or assignee thereof (other than any Seller and the general partner of any Seller), in respect of any liability or obligation of an Entity Seller under this Agreement or any Ancillary Document, but the preceding sentence shall not affect or limit Buyer’s right to seek payment of a Buyer Loss to the extent that amounts paid to an Entity Seller have been distributed to such Entity Seller’s equity holders nor will it reduce or affect a general partner’s liability for the obligations and liabilities of a Seller operating in limited partnership form.

(e)                                  The indemnification rights of the Seller Indemnitees under this Article VIII shall be subject to the same limitations on indemnification applicable to Buyer Indemnitees under this Article VIII.

(f)                                   Notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to “material”, “all material respects”, “Material Adverse Change” or “Material Adverse Effect”) contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, the amount of any Losses arising out of or resulting from a breach of any such representation or warranty; provided that none of such materiality qualifications shall be disregarded for purposes of determining whether any such representation or warranty has been breached.

(g)                                  Notwithstanding anything to the contrary in this Agreement, all references to “Acquisition Date” contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, whether any representation or warranty set forth in this Agreement has been breached and the amount of any Losses arising out of or resulting from a breach of any such representation or warranty.

(h)                                 The Parties acknowledge and agree that Sellers have agreed to retain all liability arising out of or relating to the matters described in Sections 8.2(l), (m), (n) and (o).  Sellers acknowledge and agree that a Buyer Indemnitee may demand payment of any Buyer Losses arising out of or relating the matters described in Sections 8.2(l), (m), (n) and (o) directly from Sellers without resort to seeking payment out of the Indemnification Escrow Amount.

8.7                               Exclusive Remedy; Waiver of Certain Damages.

(a)                                 Subject to Section 10.12, from and after the Closing, the rights of the Parties pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Parties, and each Party hereby waives all other remedies, with respect to any claim or matter arising from or relating to this Agreement and the transactions contemplated by this Agreement, other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.  Nothing in this Section 8.7 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

(b)                                 Subject to the final sentence of this Section 8.7(b), in no event shall any Person be liable for punitive, special, exemplary, lost profits, damage to reputation or loss of goodwill, whether based in contract, tort, strict liability or otherwise (other than indemnification for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required).  Nothing in this Section 8.7(b) shall limit a Person’s right to recover under this Article VIII for any damages described in the preceding sentence to the extent such Person is required to pay such damages to a third party in connection with a matter for which such Person is, in all other respects, entitled to indemnification pursuant to this Article VIII.

8.8                               Recourse from Escrow Fund.  Except with respect to any Losses arising from, or directly or indirectly related to (i) fraud, criminal activity or willful misconduct, (ii) any breach of a Sellers’ Fundamental Representation, or (iii) indemnification claims under Section  8.2 other than Sections 8.2(a) or (b), the Indemnification Escrow Amount shall be the exclusive means for Buyer Indemnitees to collect any Losses for which they are entitled to indemnification under Section 8.2 (other than third party claims alleging the occurrence of facts or circumstances that, if true, would entitle Buyer Indemnitees to indemnification for breach of a Sellers’ Fundamental Representation or under Section 8.2 other than Sections 8.2(a) or (b).  With respect to any indemnification claim not limited by the immediately preceding sentence to payment out of the Indemnification Escrow Amount, Buyer Indemnitees shall recover any such Losses, with the exception of Buyer Losses relating to the matters described in Sections 8.2(l), (m), (n) and (o), (A) first, from the Indemnification Escrow Amount, to the extent of the remaining portion of the Indemnification Escrow Amount, and (B) second, directly from Sellers, with each Seller’s maximum liability being equal to the amount of the Loss multiplied by such Seller’s ownership percentage set forth next to such Seller’s name in Section 8.8 of the Disclosure Schedules.  All indemnifiable Losses shall apply against the Deductible Amount.

8.9                               Adjustments to Final Purchase Price.  All indemnification payments under this Article VIII shall be deemed adjustments to the Final Purchase Price.

8.10                        Parent Guaranty.

(a)                                 Parent hereby unconditionally and irrevocably guarantees to Sellers the full and punctual performance of and compliance with all covenants, agreements and other obligations of Buyer, now or hereafter existing, under this Agreement and each of the Ancillary Documents, including the payment of all amounts due from Buyer under Article II and this Article VIII.  The guaranty set forth in this Section 8.10(a) is an absolute, present, primary and continuing guaranty of performance, payment and compliance.  Parent acknowledges and agrees that its liability under this Section 8.10(a) is joint and several with Buyer and, upon any breach or default by Buyer, Sellers shall not be obligated to first attempt enforcement against Buyer.  Parent hereby waives any and all defenses to enforcement of the guaranty set forth in this Section 8.10(a), now existing or hereafter arising, which may be available to guarantors, sureties and other secondary parties at law or in equity.  Parent further agrees to pay all reasonable costs and expenses, including reasonable attorney fees and related costs, incurred by Sellers or their Affiliates in enforcing the guaranty set forth in this Section 8.10(a).  Parent agrees that (i) Sellers would be damaged irreparably in the event that any of the provisions of this Section 8.10(a) are not performed in accordance with their specific terms and (ii) Sellers shall be entitled, in addition to any other remedy at law or in equity, to specific performance of the terms of this Section 8.10(a), without the necessity of proving the inadequacy of money damages as a remedy and without posting any bond in connection therewith.  Notwithstanding anything herein to the contrary, Parent’s obligations under this Section 8.10 shall be co-extensive with Buyer’s obligations under this Agreement, and shall be subject to the terms and conditions of this Agreement (excluding for this purpose, this Section 8.10).

(b)                                 Parent represents and warrants to Sellers that, as of the date of this Agreement and as of the Closing Date: (i) Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, including the obligations set forth in Section 8.10(a); (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity; and (iii) the execution and delivery of this Agreement, and Parent’s performance under this Agreement, including Parent’s performance under Section 8.10(a), do not (x) violate any Law, Decree or other restriction of any Governmental Authority to which Parent is subject, or any provision of its Organizational Documents or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject.

8.11                        Effect of Investigation.   The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, including as a result of Sellers’ or the

Company Group’s notification of Buyer of certain matters or updating of the Disclosure Schedules pursuant to Section 6.3, or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.1 or 7.2, as the case may be.  But if prior to Closing, Buyer becomes aware that a representation and warranty is inaccurate, then Buyer will notify Sellers of such fact and Sellers will be provided an opportunity to cure such inaccuracy; provided, however, that Buyer’s failure to notify Sellers shall not adversely affect the right of the Buyer Indemnitees indemnification rights under this Agreement or constitute a waiver of any Closing condition. Ohio SPA Transaction The Parties acknowledge that if a Closing occurs, then the indemnification obligations of the parties to the Ohio SPA transaction will be merged into this Agreement and will be governed by this Article VIII.  But for purposes of this Agreement, (i) all representations and warranties in the Ohio SPA will be deemed made as of date of closing of the Ohio SPA Transaction, (ii) any outstanding indemnification claims under the Ohio SPA at as of the Closing Date will thereafter be governed by this Article VIII, and (iii) any indemnification payments made by the parties pursuant to Article VIII of the Ohio SPA will be treated for purposes of this Agreement as having been made pursuant to this Article VIII, including without limitation, for purposes of the calculating and applying the limitations in Section 8.6.

ARTICLE IX
TERMINATION

9.1                               Termination of Agreement.  Certain of the Parties may terminate this Agreement prior to occurrence of the Closing as provided below:

(a)                                 Buyer and Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Buyer or Sellers (acting through Sellers’ Representative) may terminate this Agreement if the Closing shall not have occurred on or prior to December 31, 2016 (the “Termination Date”), and the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have contributed to or resulted in the failure of the Closing to occur on or before the Termination Date;

(c)                                  Buyer may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing in the event: (i) any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.1(a) or (b) not to be satisfied; and (ii) Buyer has notified Sellers’ Representative of such breach in writing and such breach is incapable of cure, or if such breach is capable of cure, the breach has continued without cure for a period of 30 days after the notice of breach; provided, that, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Buyer if Buyer or Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)                                 Sellers’ Representative may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event: (i) Buyer or Parent has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied; and (ii) Sellers’ Representative has notified Buyer of such breach in writing and such breach is incapable of cure, or if such breach is capable of cure, the breach has continued without cure for a period of 30 days after the notice of breach; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Sellers’ Representative if any Seller or the Company is then in material breach of any of his or its representations, warranties, covenants or agreements contained in this Agreement;

(e)                                  Buyer may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing in the event Buyer is notified in writing that any Regulatory Approval listed on Exhibit O will not be obtained; and

(f)                                   Buyer or Sellers (acting through Sellers’ Representative) may terminate this Agreement if Preliminary Adjusted EBITDA is less than $6 million or greater than $15 million.

9.2                               Effect of Termination.  If any Party terminates this Agreement in accordance with Section 9.1, (a) this Agreement shall thereupon become void and of no further force or effect, and there shall be no liability or obligation on the part of the Parties or any of their respective Affiliates, except that Section 6.5 (Expenses), Section 6.6 (Confidentiality), Section 6.7 (No Public Announcement), this Section 9.3 (Effect of Termination) and Article X (Miscellaneous), shall survive such termination and remain valid and binding obligations of the Parties; and (b) with respect to any liabilities or damages incurred or suffered by any Party, nothing herein shall relieve any Party from liability for such liabilities or damages arising as a result of (i) the failure of any Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder, (ii) the willful failure of any Party to fulfill a condition to the performance of the material obligations of any of the other Parties or (iii) the willful and material failure of any Party to perform a covenant or agreement hereunder applicable to it.

ARTICLE X
MISCELLANEOUS

10.1                        No Third Party Beneficiaries.  Except for (a) the provisions of Section 6.8, which are intended to be enforceable by the Persons referred to therein, and (b) the provisions of Section 10.14, which are intended to be enforceable by Sellers’ Representative (in addition to Sellers), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.2                        Entire Agreement.  This Agreement and the Ancillary Documents entered into by and between the Parties constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and such Ancillary Documents, and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement and such Ancillary Documents.

10.3                        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.4                        Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on this Agreement or any Ancillary Document, an image of which has been transmitted electronically, shall constitute an original signature for all purposes.  The delivery of copies of this Agreement or any Ancillary Document, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such Ancillary Document for all purposes.

10.5                        Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6                        Notices.  All notices, requests, demands, claims and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) when delivered personally; (b) when sent by facsimile transmission (with confirmation by the transmitting equipment); (c) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after being sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:

If to Sellers, to Sellers’ Representative at:

Summer Street Capital Partners LLC

70 West Chippewa Street, Suite 500

Buffalo, New York  14202

Attn:  Andrew Fors

John Collins

Facsimile: (716) 566-2910

E-mail:  afors@summerstreetcapital.com

jcollins@summerstreetcapital.com

With a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attn:  John J. Zak

David G. Reed

Facsimile: (716) 849-0349

E-mail: jzak@hodgsonruss.com

dreed@hodgsonruss.com

If to the Company (prior to the Closing):

Bracor, Inc.

346 Delaware Avenue

Buffalo, NY 14202

Attn:   CEO

Facsimile: (716) 856-7506

E-mail: eric.armenat@willcare.com

With a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attn:  John J. Zak

David G. Reed

Facsimile: (716) 849-0349

E-mail: jzak@hodgsonruss.com

dreed@hodgsonruss.com

If to Buyer:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attn:  President

Facsimile: (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attn: Scott W. Dolson

Facsimile: (502) 581-1087

E-mail: sdolson@fbtlaw.com

Any Party may send any notice, request, demand, claim or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including electronic mail), but no such communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.

10.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyer and Sellers’ Representative.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10                 Construction.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” (and variations thereof) shall mean “including, without limitation.”  All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP.  All monetary amounts set forth in this Agreement are in United States Dollars.  All words used in this Agreement will be construed to be of such gender or singular or plural as the circumstances require.  All references to “Section” or “Article” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided.  The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.  The word “or” shall not be construed in its exclusive sense.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11                 Incorporation of Exhibits and Schedules.  The Exhibits and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

10.12                 Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement, in any Delaware State or Federal court sitting in Dover, Delaware by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for securing or posting of any bond in connection with such remedy.  With respect to any matter contemplated by this Section 10.12, each Party agrees and consents to the exclusive jurisdiction of any Delaware State or Federal court sitting in Dover, Delaware, waives all objections based on lack of venue and forum non conveniens, and irrevocably consents to the personal jurisdiction of all such courts.

10.13                 Disclosure Schedule.

(a)                                 The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute, claim or controversy as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not constitute, or be deemed to constitute, an admission to any third party concerning such item or matter.  Any reference to a document in the Disclosure Schedule is qualified in its entirety by reference to such document.

(b)                                 The Parties acknowledge that the Disclosure Schedule to this Agreement has excluded the disclosure of those items that would have been disclosed if the Company and the Sellers had treated BHC Services, Inc. as being part of the Company Group on the date of this Agreement and that such items are instead disclosed on the disclosure schedule to the Ohio SPA.

10.14                 Sellers’ Representative.

(a)                                 Each Seller hereby irrevocably constitutes and appoints Summer Street Capital Partners LLC as his or its true, lawful and sole agent and attorney-in-fact (in such capacity, “Sellers’ Representative”) to act for and on behalf of such Seller in all matters relating to or arising out of this Agreement and the Ancillary Documents, including: (i) receiving all demands and notices on or with respect to such Seller under this Agreement and the Ancillary Documents; (ii) taking any action or refraining from taking any action as Sellers’ Representative may deem appropriate in its discretion relating to the subject matter of this Agreement and the Ancillary Documents; (iii) executing and delivering the Escrow Agreement and any other Ancillary Documents, any amendment to this Agreement or such Ancillary Documents, and all other instruments and documents of every kind incident to or otherwise relating to this Agreement and the Ancillary Documents; (iv) receiving any payments due from Buyer, making payment of funds, including the authorization of delivery to Buyer of all or any portion of the funds from the Escrow Account or the delivery of indemnification payments (if any) payable by Sellers to any Buyer Indemnitee in satisfaction of an indemnification claim; (v) taking any action on behalf of Sellers or any individual Seller that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.5; (vi) accepting notices on behalf of Sellers or any individual Seller in accordance with Section 10.6; and (vii) granting any consent or approval on behalf of Sellers or any individual Seller under this Agreement or any Ancillary Document.  Each Seller shall be fully bound by the acts, decisions and agreements of Sellers’ Representative taken and done pursuant to the authority herein granted, and such Seller hereby confirms all that Sellers’ Representative shall do or cause to be done by virtue of its appointment as Sellers’ Representative.  The appointment of Sellers’ Representative pursuant to this Section 10.14: (x) is coupled with an interest, shall be irrevocable, and (to the maximum extent permitted by Law) shall survive the dissolution, termination, death, incompetency or bankruptcy of any Seller and shall be binding on his or its beneficiaries, heirs, representatives and successors; and (y) may be exercised by Sellers’ Representative by signing separately as Sellers’ Representative for each Seller or, after listing all Sellers executing an instrument, by signing as Sellers’ Representative for all of them.  Buyer and all other Persons may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative in all matters referred to in this Agreement.

(b)                                 Each Seller hereby agrees to indemnify and to save and hold harmless Sellers’ Representative from any liability incurred by Sellers’ Representative based upon or arising out of any act, whether of omission or commission, of Sellers’ Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of Sellers’ Representative that constitute gross negligence or willful misconduct in the exercise by Sellers’ Representative of the authority granted by this Section 10.14.  Sellers’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any Seller.

(c)                                  Sellers’ Representative, or any successor hereafter appointed, may resign and shall be discharged of his or its duties hereunder upon the appointment of a successor Sellers’ Representative, as hereinafter provided.  In case of such resignation, or in the event of the inability to act of Sellers’ Representative, a successor may be appointed by Sellers’ Representative.  Each such successor Sellers’ Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include such successor Sellers’ Representative.

(d)                                 In connection with the performance of its responsibilities as Sellers’ Representative under this Agreement, Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Sellers, such attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, as Sellers’ Representative determines necessary or desirable.

(e)                                  Any costs and expenses (including the fees and expenses of attorneys, accountants and other advisors, if applicable) incurred by Sellers’ Representative in performing its obligations under this Agreement in excess of Sellers’ Representative Expenses shall be borne pro rata by Sellers in accordance with their respective common equity ownership and each Seller shall pay Sellers’ Representative such Seller’s share of such costs and expenses within 10 days after delivery to such Seller by Sellers’ Representative of written notice thereof.  Without limiting the generality of the immediately preceding sentence, Sellers’ Representative may withhold and retain from any payments to be made to Sellers such amount or amounts as it shall determine are necessary to pay all known (or reasonably anticipated) expenses that are required to be paid or borne by Sellers pursuant to this Agreement, or are otherwise incurred by Sellers’ Representative in the performance of his or its duties under this Agreement (including all out of pocket expenses) and shall pay all such expenses out of the amount or amounts so withheld.

(f)                                   Unless otherwise agreed in writing by each Seller, Sellers’ Representative shall not be entitled to any compensation for the performance of services under this Agreement, but shall be entitled, in accordance with the terms of this Agreement, to Sellers’ Representative Expenses and to payment or reimbursement by Sellers of all expenses in excess of Sellers’ Representative Expenses incurred as Sellers’ Representative.  Neither the Company Group nor Buyer will have any obligation to pay or reimburse Sellers’ Representative for any of its expenses.

10.15                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.16                 Public Statements.  Prior to the Closing, Sellers and Buyer agree to cooperate in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to Employees of the Company Group) and, prior to the Closing, no press release or other public statements may be issued without the joint consent of Buyer and Sellers; provided, however, that Buyer and its Affiliates may issue press releases or make public statements without Sellers’ consent to the extent Buyer or its Affiliates are required by applicable Law, as advised by legal counsel.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be duly executed as of the date first above written.

BUYER:

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ C. Steven Guenthner
	Name:	C. Steven Guenthner
	Title:	President

PARENT:

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
	Name:	C. Steven Guenthner
	Title:	President

COMPANY:

BRACOR, INC.

By:	/s/ Eric Armenat
Eric Armenat, President and CEO

SELLERS:

SUMMER STREET CAPITAL II, L.P.

By: SUMMER STREET CAPITAL II ADVISORS, LLC, its general partner

By:	/s/ Brian D’Amico
	Name:	Brian D’Amico
	Title:	Manager

SUMMER STREET CAPITAL NYS FUND II, L.P.

By: SUMMER STREET CAPITAL II ADVISORS, LLC, its general partner

By:	/s/ Brian D’Amico
	Name:	Brian D’Amico
	Title:	Manager

/s/ David W. Brason
David W. Brason

/s/ Todd W. Brason
Todd W. Brason

David W. Brason Multi-Generational Irrevocable Trust

By:	/s/ Anthony Eugeni
	Name:	Anthony Eugeni
	Title:	Trustee

By:	/s/ Jessica H. Brason
	Name:	Jessica H. Brason
	Title:	Trustee

Exhibit B to Share Purchase Agreement

Preliminary Adjusted EBITDA Calculation

See attached

Exhibit B - Preliminary Adjusted EBITDA Calculation

Adjusted EBITDA shall be calculated for the Calculation Period in the following manner:

	Preliminary Results for Fiscal Year Ending December 31, 2014
	WLHV	WLWN	WCWN	WCHV	WCCT	CHHC	Total
Net Income	$883,255	$971,274	$472,661	$2,197,689	$(677,752)	$(254,285)	$3,592,842
Plus: Income Taxes	—	—	—	—	4,772	585	5,357
Plus: Assessments and Fees (1)	—	—	—	—	—	—	—
Plus: Interest Expense	21,464	—	—	—	—	13,005	34,469
Plus: Depreciation & Amortization	125,541	9,281	16,142	63,871	25,374	551,155	791,364
Plus: Administrative Overhead Allocation	804,068	597,171	923,099	1,473,160	593,001	—	4,390,499
Plus: Non-Recurring Expenses (2)	—	—	—	29,625	40,543	806	70,974
Plus: Prior Period Expenses	—	—	—	—	—	—	—
Less: Prior Period Income	(32,233)	(98,171)	(26,321)	(26,394)	(166,947)	(19,739)	(369,805)
Adjusted EBITDA	$1,802,095	$1,479,555	$1,385,581	$3,737,951	$(181,009)	$291,527	$8,515,700

(1) If the New York Provider Tax or other comparable New York State taxes levied on home health agencies operating in the State of New York is eliminated or “sunsets” at any time prior to Closing, then the provision for such tax would be excluded from the determination of the actual reported branch contribution to Annualized EBITDA

(2) Non-recurring expenses subject to the reasonable approval of Buyer including, but not limited to, excessive recruiting costs, expenses related to the ICD-10 conversion, amounts paid pursuant to the Leadership Retention Plan and the Retention Bonus Plan, and expenses incurred relating to the execution of this Agreement.

Exhibit O to Share Purchase Agreement

List of Regulatory Approvals

New York State Department of Health (Public Health and Health Planning Council) (regulatory approval required for transfer of ownership for license to operate)

New York State Department of Health (regulatory application required to obtain new CLIA Certificate)

New York State Medicaid Program (regulatory notice of transfer of ownership for Medicaid Program)

State of Connecticut Department of Public Health (regulatory notice of transfer of ownership required for license to operate)

State of Connecticut Department of Consumer Protection (regulatory notice for transfer of ownership for homemaker/companion license)

State of Connecticut (regulatory notice of transfer of ownership for Medicaid Program)

State of Connecticut Department of Public Health (regulatory notice required for transfer of ownership of CLIA Certificate)

CMS Medicare Administrative Contractor (only necessary in the unlikely event that the transfer of ownership is not deemed to be a sale of stock).